AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2002

                                                      REGISTRATION NO. 333-84142
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                          GENERATIONS BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

          GEORGIA                          6021                 58-2633700
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                  199-D HIGHWAY 515, BLAIRSVILLE, GEORGIA 30512
                                 (706) 745-5588
         (Address, and telephone number of principal executive offices)

                336 BLUE RIDGE STREET, BLAIRSVILLE, GEORGIA 30512
(Address of principal place of business or intended principal place of business)

                                 DAVID K. GEORGE
                          GENERATIONS BANCSHARES, INC.
                                199-D HIGHWAY 515
                           BLAIRSVILLE, GEORGIA 30512
                                 (706) 745-5588
           (Name, address, and telephone number of agent for service)

                           ---------------------------

                                   COPIES TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6600

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                     ----------------------
                                                CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE PER        PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED            UNIT           AGGREGATE OFFERING PRICE   REGISTRATION FEE(1)
---------------------------------------  -------------  --------------------  --------------------------  --------------------
Common Stock, $1.00 par value               1,000,000   $             10.00   $              10,000,000   $                920
---------------------------------------  -------------  --------------------  --------------------------  --------------------
Warrants to purchase common stock           250,000(2)  $                 0   $                       0   $                  0
---------------------------------------  -------------  --------------------  --------------------------  --------------------
Common stock, $1.00 par value, issuable
upon the exercise of the warrants             250,000   $           10.00(3)  $             2,500,000(4)  $                230
==============================================================================================================================

(1) Registration fees of $1,084 were paid at the time of filing the Registration Statement on Form SB-2 with the SEC on March 11, 2002. The balance of the registration fee owed, $66, was paid in conjunction with the filing of Amendment No. 1 to the Registration Statement.
(2) Warrants to purchase an aggregate of up to 250,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers in connection with this offering.
(3)  Represents the exercise price per share for each warrant.
(4) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          GENERATIONS BANCSHARES, INC.

                       A Proposed Bank Holding Company for

                                GENERATIONS BANK
                                (In Organization)

                   MAXIMUM OF 1,000,000 SHARES OF COMMON STOCK
                    MINIMUM OF 770,000 SHARES OF COMMON STOCK

                                $10.00 PER SHARE
                         (Minimum Purchase: 200shares)
                         ------------------------------

     Generations Bancshares, Inc. is offering a minimum of 770,000 and a maximum of 1,000,000 shares of its common stock to raise the money required to organize Generations Bank, a new state-chartered bank being organized under Georgia law. Generations Bancshares will be the holding company and sole shareholder of Generations Bank after it is organized. Generations Bank will be headquartered in Blairsville, Georgia, and we expect to open Generations Bank in the fourth quarter of 2002. Prior to this offering, Generations Bancshares has not conducted active business operations, and there has been no public market for the shares.

     Generations Bancshares' organizers and directors will offer and sell the common stock on a best-efforts basis and will receive no commissions or other remuneration in connection with these activities. The organizers and directors intend to subscribe for an aggregate of 178,750 shares of the common stock sold in this offering. In addition, Generations Bancshares will grant each organizer and director a warrant to purchase one share of common stock for every share he or she purchases in the offering, up to a maximum for all directors of 250,000 shares subject to warrants. See "Warrants" on page 14.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

            ------------------------------------------------------------
                                          Per      Total        Total
                                         Share    Minimum      Maximum
                                         ------  ----------  -----------
            Price to public              $10.00  $7,700,000  $10,000,000
            Fees and commissions            ---         ---          ---
            Net proceeds to Generations
            Bancshares, before expenses  $10.00  $7,700,000  $10,000,000
            ------------------------------------------------------------

     We will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 770,000 shares and satisfy the other conditions contained in the escrow agreement. We plan to end the offering on October 31, 2002. However, we may, at our discretion, end the offering sooner or extend it for additional periods, but not beyond December 31, 2003. If we are unable to sell 770,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open Generations Bank, the escrow agent will return all subscription proceeds to investors, with any interest earned, and our organizers will pay all of Generations Bancshares' expenses.

                  The date of this prospectus is June    , 2002
                                                      ---

                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. See page 13 for instructions on how to subscribe for shares.

GENERATIONS BANCSHARES AND GENERATIONS BANK

     Generations Bancshares is a Georgia corporation that was incorporated on October 1, 2001 to organize and serve as the holding company for Generations Bank, a state-chartered bank being organized under Georgia law. Generations Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow Generations Bank to serve customers more efficiently and will aid in our growth and success. Generations Bank will emphasize real estate lending to take advantage of the population growth of Union County and will aggressively market to small- to medium-sized businesses, professional concerns and individual consumers that may be currently undeserved.

     We are organizing Generations Bank as a state-chartered bank under Georgia law. On November 19, 2001, we filed an application with the Georgia Department of Banking and Finance to organize a state-chartered bank in Blairsville, Georgia and with the FDIC for federal deposit insurance. On May 17, 2002, the Georgia Department of Banking and Finance conditionally approved our charter application, and on June 6, 2002, the FDIC conditionally approved our application for deposit insurance. Generations Bancshares plans to file an application with the Federal Reserve Bank of Atlanta to become a bank holding company by acquiring all of the capital stock of Generations Bank. In order to receive a permit to begin business, the Federal Reserve Bank of Atlanta will need to approve our application, and we will be required to capitalize Generations Bank with a minimum of $7.5 million and implement appropriate banking policies and procedures. After receiving all regulatory approvals, we anticipate beginning operations in a temporary facility located on our main bank site in the fourth quarter of 2002. We expect to move into our permanent facility in the fourth quarter of 2003.

WHY WE ARE ORGANIZING A NEW BANK IN UNION COUNTY

     We believe that Union County represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank. As a community bank, Generations Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy. We expect to attract additional business from three counties that are contiguous to Union County - Towns County and Fannin County in Georgia and Clay County in North Carolina. We also plan to establish a branch office in Towns County during our second year of operation.

     Rich in history and home to some of Georgia's most beautiful mountain scenery, Union County has long enjoyed the status of a recreation haven for metro Atlantans. Blairsville, the county seat and its only incorporated community, has enjoyed significant and sustained population growth for more than a decade. Between 1990 and 2000, the population of Union County grew by 50%, and it is projected to grow over the next five years at an annual rate that is more than double the projected rate of growth for Georgia and more than four times the projected national rate. This population growth has attracted many businesses to the area and led to growth in the local service economy, and the organizers expect this trend to continue.

     Deposit growth at financial institutions in the market has also been very good over the past five years. According to FDIC statistics, between June of 1996 and June of 2001 deposits grew at an average annual rate of 8.7% from $278 million in June of 1996 to $399 million in June of 2001. The organizers expect this trend to continue as the population and income figures in the county grow.

     We believe that it is important for Union County to have a locally owned and locally managed community bank that is sensitive and responsive to the needs of the community. Further, we believe that there is an opportunity for Generations Bank to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

     We recognize that most of our competitors have substantially greater resources and lending limits than Generations Bank will have and provide other services, such as extensive and established branch networks and trust services, that Generations Bank does not expect to provide initially. As a result of these competitive factors, Generations Bank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers.

OFFICERS AND DIRECTORS

     Our management team consists of John D. Carini, David K. George and Richard
J. (Rick) Browning. Mr. Carini is the is chief executive officer of Generations Bancshares and the proposed chief executive officer of Generations Bank. Mr. Carini has over 27 years of banking experience, including 8 years as chief executive officer of a community bank in Florida.

     Mr. George is the president of Generations Bancshares and the proposed president and senior loan officer of Generations Bank. Mr. George has over 17 years of community banking experience in Georgia, with 7 years of experience in our proposed market area.

     Mr. Browning is part of our organizing team and the proposed business development officer of Generations Bank. Mr. Browning has ten years of experience in community banking in Georgia.

     Our board of directors consists of the following eleven individuals, who are also the proposed directors of Generations Bank. Except for John D. Carini and T. Kenneth Kilpatrick, each is also an organizer of Generations Bank.

          -  James L. Burrell, Jr.       -  T. Kenneth Kilpatrick
          -  John D. Carini              -  F. Darrell Mann
          -  Teresa L. Colditz           -  Timothy A. Nelson
          -  Lon A. Dillard              -  Robert M. Thomas, Jr.
          -  David K. George             -  John Mark Turner
          -  Jeffrey H. Hall

     All but one of our officers and directors are either lifelong residents of or have significant business ties to Union, Towns, Fannin and Clay counties. We believe that they are all well known and respected in the community and that they will be able to develop a loyal customer base. Our officers and directors will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

     Our officers and directors intend to purchase an aggregate of 178,750 shares of the common stock offered by this prospectus. The 178,750 shares represent approximately 23.2% of the minimum and 17.9% of the maximum number of shares to be sold in this offering. In addition, Generations Bancshares will grant each director a warrant to purchase one share of common stock for each share he or she purchases in the offering. Given the intent of our directors to purchase an aggregate of 178,750 shares in this offering, we expect to issue our directors warrants to purchase 178,750 shares of common stock. Our organizers and directors may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Generations Bancshares issue warrants to purchase more than 250,000 shares of common stock.

     In addition, under the terms of their employment contracts, Mr. Carini and Mr. George will be granted options to purchase a number of shares of common stock equal to a total of 4.5% of the shares of common stock sold in this offering. Therefore, if the maximum number of shares of common stock were sold, these officers would be granted options to purchase an aggregate of 45,000 shares of common stock. Consequently, following the close of this offering, a total of up to 295,000 shares of common stock may be subject to warrants and options granted to our organizers and directors. All warrants and options granted to our organizers and directors in connection with the offering will be exercisable at an exercise price equal to $10.00 per share and are subject to various limitations.

PRODUCTS AND SERVICES

     Generations Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. Generations Bank's lending services will emphasize real estate related loans and will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. Generations Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We will also provide additional services like ATM cards, debit cards, travelers checks, direct deposit, automatic transfers, and internet banking with on-line bill payment. We intend to offer our services through a variety of delivery systems including automated teller machines and telephone banking.

PHILOSOPHY AND STRATEGY

     Generations Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Generations Bank from its competitors.

     To carry out our philosophy, our business strategy will involve the following:

     - Capitalizing on our directors' and officers' diverse community involvement, professional expertise, and personal and business contacts within our primary service area.

     - Hiring and retaining highly experienced and qualified banking personnel, preferably with established customer relationships.

     - Providing individualized attention with consistent, local decision-making authority.

     - Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services.

     - Attracting our initial customer base by offering competitive interest rates on our deposit accounts.

     - Positioning our main office in a highly visible location near major traffic arteries.

     -    Implementing an aggressive marketing program.

THE OFFERING


      Security . . . . . . . . . . .  Common stock, $1.00 par value, of Generations
                                      Bancshares

      Offering Price . . . . . . . .  $ 10.00 per share

      Number of Shares Offered . . .  Minimum   770,000
                                      Maximum 1,000,000

      Use of Proceeds. . . . . . . .  Generations Bancshares will use the proceeds of this offering to repay the line of credit which is being
                                      used to fund the expenses associated with this
                                      offering and to purchase all of the common stock of
                                      Generations Bank.  Generations Bank, in turn, will
                                      use the proceeds to construct and equip its
                                      temporary facility and its main office; to repay its
                                      line of credit which is being used to fund its
                                      organizational and pre-opening expenses; to provide
                                      working capital to be used for business purposes,
                                      including paying officers' and employees' salaries;
                                      and for making loans to customers and other
                                      investments. See "USE OF PROCEEDS."

WE WILL HOLD THE SUBSCRIPTION FUNDS IN ESCROW

     Since we cannot open Generations Bank without final regulatory approval, we will place all of the proceeds received from the offering with an independent escrow agent, The Bankers Bank. As escrow agent, The Bankers Bank will hold these funds until we raise a minimum of $7.7 million and Generations Bank has satisfied or made adequate provisions for satisfying all of the conditions that the Georgia Department of Banking and Finance and the FDIC may impose prior to the opening of Generations Bank. We currently intend to close the offering on October 31, 2002. However, we may, at our discretion, extend the offering for additional periods. We also reserve the right to end the offering at any time after 770,000 shares have been subscribed for, if we determine that the total amount of subscriptions will provide adequate capitalization for Generations Bancshares and Generations Bank after payment of expenses. If we fail to raise the minimum escrow amount or if Generations Bank fails to satisfy all of the conditions upon which its preliminary approval is contingent, our escrow agent will promptly refund your subscription in full with any interest earned.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 500 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank - Escrow Account for Generations Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

          BY HAND DELIVERY:               MAIL DELIVERY
          ----------------                -------------

          Generations Bancshares, Inc.    Generations Bancshares, Inc.
          Attn:  David K. George          Attn:  David K. George
          199D Highway 515                199D Highway 515
          Blairsville, Georgia 30512      Blairsville, Georgia 30512

     UPON RECEIPT BY GENERATIONS BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If we are unable to sell at least 770,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open Generations Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call David K. George at Generations Bancshares, Inc. at (706) 745-5588. You should retain a copy of the completed subscription agreement for your records. See "The Offering" on page 11 for more information.

LOCATION OF OFFICES

     The address and phone number of our temporary executive offices are as follows:

                                199-D Highway 515
                           Blairsville, Georgia 30512
                                 (706) 745-5588

     We anticipate moving into our temporary banking facility on the site of our future main office in December of 2002. Our permanent main office and executive offices will be located at:

                              336 Blue Ridge Street
                           Blairsville, Georgia 30512
                                 (706) 745-5588

     We have selected 336 Blue Ridge Street in Blairsville as the site for Generations Bank's main office facility. Located next to the public library on Blue Ridge Street, a major road in Blairsville with good access from U.S. 19 and U.S. 76, the proposed site is well suited for Generations Bank to serve its market. Initially, we plan to purchase a temporary modular facility and open Generations Bank in the temporary facility on the site while a permanent main office building is constructed. Opening in a temporary facility will allow Generations Bank to begin serving its customers, establishing its market presence and generating income sooner. Construction of our permanent facility is expected to begin six months after the close of this offering and completion is anticipated approximately twelve months thereafter. The permanent facility will be a two story, brick veneer building with between 6,500 and 8,500 square feet. It will feature traditional bank architecture and will include three drive-up windows and an automated teller machine.

                                  RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in the common stock. We may face other risks as well, which we have not anticipated. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Before deciding to invest in the common stock, please carefully read the entire prospectus, including the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

     We do not have any operating history on which to base any estimate of our future earning prospects. Generations Bancshares was only recently formed, and Generations Bank will not receive final approval from the Georgia Department of Banking and Finance to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Generations Bancshares.

ANY DELAY IN BEGINNING GENERATIONS BANK'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

     Any delay in opening Generations Bank for business will increase pre-opening expenses and postpone its realization of potential revenues. This will cause the accumulated deficit from pre-opening expenses to increase, because we must continue to pay salaries and other operating expenses. We expect to receive final regulatory approval and open for business in the fourth quarter of 2002.

YOU WILL NOT BE ABLE TO REVOKE YOUR SUBSCRIPTION UNTIL THE CLOSE OF THE OFFERING, WHICH MAY DEPRIVE YOU OF THE USE OF YOUR MONEY FOR A PERIOD THAT WE EXPECT TO END ON OCTOBER 31, 2002, BUT COULD END AS LATE AS DECEMBER 31, 2003.

     Upon receipt by Generations Bancshares, your subscription agreement will become binding and irrevocable. Consequently, you will not have access to your subscription funds during the offering period. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. eastern standard time on October 31, 2002, whichever occurs first. However, the organizers may, at their discretion, extend the offering for additional periods, but not beyond December 31, 2003. We will promptly notify subscribers of any extension.

     During the offering, all subscription proceeds will be promptly deposited in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. If the organizers are unable to sell at least 770,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open Generations Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

If we do not become profitable, you may lose part or all of your investment.

     Our profitability will depend on Generations Bank's profitability, and we can give no assurance of when or if Generations Bank will operate profitably. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. If Generations Bank is ultimately unsuccessful, you may lose part or all of your investment in the common stock. In addition, Generations Bank's loans will initially be unseasoned - new loans to new borrowers. As a result, it will take several years to establish the borrowers' payment histories, making it more difficult to evaluate reliably the quality of the loan portfolio. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 18.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     We have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of Generations Bancshares and Generations Bank-Business Strategy" on page 22.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

     If any of our executive officers or other key personnel leave, our operations may be adversely affected. In particular, we believe that retaining John D. Carini and David K. George is important to our success. Mr. Carini and Mr. George will be the key management officials in charge of our daily business operations. If they leave their positions as chief executive officer and president, respectively, for any reason, our financial condition and results of operations may suffer. We have entered into three-year employment agreements with Mr. Carini and Mr. George but cannot assure their continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 28.

WE MAY HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT DEPOSITORS OR CHARGE LOWER INTEREST RATES TO ATTRACT BORROWERS, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.

     The banking business is highly competitive, and our profitability will depend on our ability to attract depositors and borrowers. Generations Bank will compete with numerous other lenders and deposit-takers in our area, including other commercial banks, savings and loan associations and credit unions. If this competition forces us to offer aggressive loan and deposit rates, our net interest margin will be diminished. This may decrease our net interest income and adversely affect our financial performance and results of operations. Many of our competitors are larger than we will be and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some of these institutions are not subject to the same degree of regulation as we will be. See "Proposed Business of Generations Bancshares and Generations Bank-Competition" on page 22 and "Supervision and Regulation" on page 47.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.

     During its initial years of operations, Generations Bank's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of Generations Bancshares and Generations Bank-Lending Services-Lending Limits" on page 25.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE GEORGIA LAW AND OUR ARTICLES OF INCORPORATION LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when a company is purchased by another. Under Georgia law, however, no bank holding company may acquire control of Generations Bancshares until Generations Bank has been in business for three years. In addition, our articles of incorporation authorize Generations Bancshares to issue preferred stock, the existence of which could impede a takeover of Generations Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Generations Bancshares through a proxy contest, tender offer, merger or otherwise.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

     Our profitability depends substantially on Generations Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations-Liquidity and Interest Rate Sensitivity" on page 19.

THE ARBITRARILY DETERMINED PRICE FOR THIS OFFERING MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

     Due to our lack of operating history, we could not set our offering price of $10.00 per share with reference to historical measures of Generations Bancshares' financial performance. Therefore, we set the offering price arbitrarily. We did not retain an independent investment banking firm to assist in determining the offering price, and the price bears no relationship to Generations Bancshares' assets, book value, net worth or any other recognized criteria of value.

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET FOR OUR STOCK WILL DEVELOP.

     There is no public trading market for Generations Bancshares' common stock, and an active trading market is not likely to develop after the offering. If an active trading market does not develop, you may not be able to sell your shares at or above the offering price of $10.00 price per share. You should consider carefully the limited liquidity of this investment before purchasing any shares of the common stock.

EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION OF YOUR OWNERSHIP IN GENERATIONS BANCSHARES.

     Our organizers, directors, officers, and other employees may exercise their warrants or options to purchase common stock, which would result in the dilution of your proportionate ownership interest in Generations Bancshares. Generations Bancshares' articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, $1.00 par value, of which a minimum of 770,000 and a maximum of 1,000,000 shares will be issued in this offering. Each organizer and director will receive a warrant to purchase one share of common stock for every share he or she purchases in this offering. Since our organizers and directors intend to purchase an aggregate of 178,750 shares of common stock in this offering, we expect to issue them warrants to purchase an aggregate of 178,750 shares of common stock. Also, Generations Bancshares will grant Mr. Carini and Mr. George options to purchase a number of shares of common stock equal 4.5% of the total number of shares sold in this initial offering. The maximum number of shares subject to their options will be 45,000. These options will vest annually in equal one-third (1/3) increments at the end of each of the first three fiscal years of Generation Bank's operation. We have reserved a total number of shares of common stock for issuance under our 2001 Stock Incentive Plan equal to fifteen percent (15%) of the total number of shares sold in this initial offering, which includes the 4.5% reserved for issuance to Mr. Carini and Mr. George. See "Executive Compensation" beginning on page 35.

     We believe that the grant of warrants and stock options to our organizers, directors, officers, and key employees will give them a proprietary interest in Generations Bancshares and will encourage them to work for the long-term growth and profitability of Generations Bancshares and Generations Bank. However, the exercise of these warrants and stock options will cause dilution of your ownership interest in Generations Bancshares. In addition, holders of the warrants and stock options will be able to profit from any rise in the market value of our common stock or any increase in our net worth. Exercise of the warrants and stock options could also adversely affect the terms on which we are able to obtain additional capital. For example, the holders of the warrants and stock options could exercise them when we could have obtained capital by offering additional securities on terms more favorable to Generations Bancshares than those provided by the warrants or stock options.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US, WHICH MAY ADVERSELY AFFECT OUR GROWTH PLANS.

     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

OUR DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS IN A MANNER THAT MAY BE ADVERSE TO YOUR PERSONAL INVESTMENT OBJECTIVES.

     Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Generations Bancshares and Generations Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, that might otherwise be approved by the shareholders. Immediately following this offering, we anticipate that our directors and executive officers will own 178,750 shares of common stock, which represents approximately 23.2% of the minimum and 17.9% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants and options to our directors and executive officers. Although, by their terms, the warrants and stock options are not immediately exercisable, if our directors and executive officers exercised all of their warrants and options, they would own shares representing as much as 40.5% of our then existing outstanding common stock. Consequently, our directors and executive officers, as a group, may hold enough shares to effectively block a potential merger or acquisition, or any other important matter requiring the affirmative vote of two-thirds of our outstanding common stock, and may significantly influence the outcome of a vote on any other matter. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 41.


                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning Generations Bancshares and Generations Bank and their operations, performance, financial conditions and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.


                                  THE OFFERING

TERMS OF THE OFFERING

     GENERAL. Generations Bancshares is offering a minimum of 770,000 shares and a maximum of 1,000,000 shares of its common stock for a price of $10.00 per share, for an aggregate minimum price of $7,700,000 and an aggregate maximum price of $10,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 200 shares of common stock ($2,000) unless Generations Bancshares, in its sole discretion, accepts a subscription for a lesser number of shares.

     ORGANIZERS' AND DIRECTORS' SUBSCRIPTIONS. The organizers and directors of Generations Bancshares intend to purchase an aggregate of 178,750 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 23.2% of the minimum and 17.9% of the maximum number of shares to be sold. However, the organizers and directors may acquire additional shares of the common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level at which the proceeds may be released from escrow.

     OFFERING PERIOD. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. eastern standard time on October 31, 2002, whichever occurs first. However, we may, at our discretion, extend the offering for additional periods, but not beyond December 31, 2003.
We also reserve the right to end the offering at any time after 770,000 shares have been subscribed for, if we determine that the total amount of subscriptions will provide adequate capitalization for Generations Bancshares and Generations Bank after payment of expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "Expiration Date."

     SUBSCRIPTION AGREEMENT. As indicated on page 13 under "How to Subscribe," each prospective investor should complete and return a subscription agreement along with a check in the amount of $10.00 times the number of shares for which they wish to subscribe. UPON RECEIPT BY GENERATIONS BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE.

     COMPANY DISCRETION. We reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part, on or before the Expiration Date. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of Union County, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,000,000 shares. We will notify all subscribers within ten business days after the Expiration Date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, with interest.

     ESCROW. We will promptly deposit all offering proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in Generations Bancshares and has not approved, endorsed, or passed upon the merits of the common stock.

     RELEASE FROM ESCROW. Subscription proceeds will be released from escrow to Generations Bancshares upon the occurrence of all of the following events:

     - Generations Bancshares has received subscriptions and subscription proceeds for an aggregate of at least 770,000 shares of common stock;

     - Generations Bancshares has satisfied or made adequate provisions for satisfying all of the conditions that the Georgia Department of Banking and Finance and the FDIC may impose prior to the opening of Generations Bank.

     If Generations Bancshares has not received subscriptions and subscription proceeds for an aggregate of at least 770,000 shares of common stock by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, with interest, will be returned to the subscribers within five business days after the Expiration Date.

     PLAN OF DISTRIBUTION. Our organizers and directors will make offers and sales of the common stock on behalf of Generations Bancshares. They will receive no commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 200 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank - Escrow Account for Generations Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:


          BY HAND DELIVERY:               MAIL DELIVERY
          ----------------                -------------

          Generations Bancshares, Inc.    Generations Bancshares, Inc.
          Attn:  David K. George          Attn:  David K. George
          199-D Highway 515               199D Highway 515
          Blairsville, Georgia 30512      Blairsville, Georgia 30512

     UPON THE RECEIPT BY GENERATIONS BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If we are unable to sell at least 770,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open Generations Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call David K. George at Generations Bancshares, Inc. at (706) 745-5588. You should retain a copy of the completed subscription agreement for your records.

                                    WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Generations Bank and in recognition of the services our directors will provide as directors of Generations Bancshares and Generations Bank, Generations Bancshares will issue to each of the organizers and directors a warrant to purchase one share of Generations Bancshares' common stock for every share he or she purchases in this offering. The issuance of the warrants is subject to regulatory approval and various conditions. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Generations Bancshares first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Generations Bancshares first issues its common stock or for 90 days after a warrant holder ceases to be a director or a senior executive officer of Generations Bancshares, whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Generations Bancshares, the exercise of the warrant may be subject to prior approval by the Federal Reserve.

     The organizers and directors of Generations Bancshares intend to purchase an aggregate of 178,750 shares of common stock at a price of $10.00 per share. This represents approximately 23.2% of the minimum and 17.9% of the maximum number of shares to be sold in this offering. Consequently, we expect to issue our organizers warrants to purchase an aggregate of 178,750 shares of common stock. The organizers and directors may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Generations Bancshares issue warrants to purchase more than 250,000 shares of common stock.


                                 USE OF PROCEEDS

     We anticipate that the total proceeds of our offering will be a minimum of $7.7 million and a maximum of $10.0 million. The following tables summarize the anticipated use of the proceeds by Generations Bancshares and Generations Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

USE OF PROCEEDS BY GENERATIONS BANCSHARES


                                                Minimum Offering         Maximum Offering
                                            -----------------------  -------------------------

                                            770,000 Shares     %     1,000,000 Shares     %
                                            ---------------  ------  -----------------  ------
Gross proceeds from offering
                                            $     7,700,000   100.0  $      10,000,000   100.0
                                            ===============          =================
Repay line of credit used to fund offering
expenses
                                            $       140,000     1.8  $         140,000     1.4
Investment in capital stock of Generations
Bank
                                            $     7,500,000    97.4  $       9,500,000    95.0
                                            ---------------          -----------------
Remaining proceeds                          $        60,000     0.8  $         360,000     3.6
                                            ===============          =================

     As shown, we will use a minimum of $7.5 million and a maximum of $9.5 million to capitalize Generations Bank. We will initially invest the remaining net proceeds in United States government securities or deposit them with Generations Bank. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes.

USE OF PROCEEDS BY GENERATIONS BANK

     The following table shows the anticipated use of the proceeds allocated to Generations Bank. These proceeds will be in the form of an investment in Generations Bank's common stock by Generations Bancshares.

                                                     Minimum Offering             Maximum Offering
                                                --------------------------  ----------------------------
                                                 770,000 Shares          %   1,000,000 Shares          %
                                                ---------------  ---------  -----------------  ---------

Investment by Generations Bancshares in
 Generations Bank's common stock                $     7,500,000      100.0  $       9,500,000      100.0
                                                ===============             =================

Construction of main office                     $     1,300,000       17.3  $       1,300,000       13.7

Furniture, fixtures and equipment for
main office                                     $       388,475        5.2  $         388,475        4.1

Purchase and preparation of temporary
facility                                        $       150,000        2.0  $         150,000        1.6

Repay line of credit used to fund
organizational and pre-opening expenses         $       550,000        7.3  $         550,000        5.8
                                                ---------------             -----------------

Funds to be used for loans to customers,
 for investment and for other general purposes  $     5,111,525       68.2  $       7,111,525       74.8

     Organizational and pre-opening expenses include costs related to officers' and employees' compensation; legal, consulting and professional fees; equipment and occupancy expenses; and charter application fees. Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

LINE OF CREDIT

     We have established a line of credit in the amount of $300,000 with Nexity Bank, Birmingham, Alabama, to pay offering, organizational and pre-opening expenses. This line of credit bears a rate of interest at the prime rate minus 0.5% and is guaranteed by each of our organizers. Interest and principal are due at the maturity date of July 31, 2002. We are in the process of renewing this line of credit and expect that its terms and conditions will remain the same, except as follows. We plan to increase the line of credit to $700,000, and we anticipate that the new maturity date of the line of credit will be June 10, 2003.

                                 CAPITALIZATION

     The following table shows Generations Bancshares' capitalization as of March 31, 2002 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 770,000 shares and a maximum of 1,000,000 shares of common stock in the offering.

     Upon Generations Bancshares' incorporation, David K. George, president of Generations Bancshares, purchased one share of common stock at a price of $10.00. Generations Bancshares will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by our organizers and directors or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation-Organizers' Warrants" on page 37 and "Executive Compensation -Stock Incentive Plan" on page 37.

                                                     MARCH 31,
                                                       2002          MINIMUM        MAXIMUM
SHAREHOLDERS EQUITY                                   ACTUAL       AS ADJUSTED    AS ADJUSTED
-------------------------------------------------  -------------  -------------  -------------

Preferred stock, no par value, 2,000,000 shares
authorized; no shares issued or outstanding                  --             --             --

Common stock, $1.00 par value, 10,000,000
shares authorized; 1 share issued and
outstanding; 770,000 and 1,000,000 shares,
respectively, issued and outstanding as adjusted   $          1   $    770,000   $  1,000,000

Additional paid-in capital                              2,390(1)   6,790,000(2)   8,860,000(2)

Deficit accumulated during the development
stage
                                                    (287,550)(3)   (550,000)(4)   (550,000)(4)
                                                   -------------  -------------  -------------
          Total shareholders' equity               $   (285,159)  $  7,010,000   $  9,310,000
                                                   =============  =============  =============

Book value per share (5)                           N/A            $       9.10   $       9.31
                                                   =============  =============  =============

---------------
(1) Includes $2,381 of imputed interest costs on the $55,000 of outstanding organizer advances.

(2)  Reflects a deduction of $140,000 in offering expenses.

(3) The "Actual" accumulated deficit reflects pre-opening and organizational expenses incurred through March 31, 2002, consisting primarily of officers' and employees' compensation; legal, consulting and professional fees; equipment and occupancy expenses; and charter application fees.

(4) The "As Adjusted" accumulated deficit results from estimated pre-opening and organizational expenses of $550,000, consisting primarily of officers' and employees' compensation; legal, consulting and professional fees; equipment and occupancy expenses; and charter application fees. Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(5) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.90, if we sell 770,000 shares and $0.69 if we sell 1,000,000 shares, resulting from the recognition of an estimated $690,000 in expenses, consisting of $550,000 of pre-opening and organizational expenses, and $140,000 of offering expenses, divided by the applicable number of shares.

                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation-Payment of Dividends" on page 53.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

     Generations Bancshares' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

     Generations Bancshares was incorporated on October 1, 2001 to serve as a holding company for Generations Bank, a state-chartered bank being organized under Georgia law. Since we organized, our main activities have been:

     -    seeking, interviewing and selecting our directors and officers;
     -    preparing our business plan;
     -    securing a line of credit;
     -    applying for a state bank charter;
     -    applying for FDIC deposit insurance;
     -    preparing an application to become a bank holding company; and
     -    raising equity capital through this offering.

     From our inception on April 16, 2001 up to the close of the offering, our operations have been and will continue to be funded through a line of credit from Nexity Bank, Birmingham, Alabama. At March 31, 2002 the total amount available on the line of credit was $300,000, $244,500 of which was outstanding. Our organizers have guaranteed the line of credit. The line of credit bears interest at 0.5% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on July 31, 2002. We are in the process of renewing this line of credit and expect that its terms and conditions will remain the same, except as follows. We plan to increase the line of credit to $700,000, and we anticipate that the new maturity date of the line of credit will be June 10, 2003. We plan to repay the line of credit after the close of this offering.

FINANCIAL RESULTS

     From April 16, 2001 through December 31, 2001 the net loss amounted to $215,816 and from April 16, 2001 through March 31, 2002 it was $287,550. The estimated net loss for the period from April 16, 2001 through the anticipated opening date of Generations Bank is $550,000, which is attributable to the following estimated expenses:

     Officers' and employees' compensation          $ 330,000
     Legal, consulting and professional fees          100,000
     Equipment and occupancy expenses                  80,000
     Charter application fees                          17,000
     Other pre-opening expenses                        23,000
                                                    ----------
          Total                                       550,000
                                                    ==========

OFFICES

     We intend to open for business in a temporary modular facility on the site of our future main office. Construction of our main office is expected to begin six months after the close of this offering and completion is anticipated twelve months thereafter. When complete, the main office will feature traditional bank architecture and will be between 6,500 and 8,500 square feet. It will include three drive-up windows, an automated teller machine and ample customer parking. On October 1, 2001, we entered into an option to lease the land for $3,000 per month, which terminated on April 30, 2002. On June 3, 2002, we amended this option to extend it until November 30, 2002, for a fee of $20,000 plus $3,500 per month beginning on May 30, 2002. We have also negotiated the terms of a ground lease for the land. The ground lease will have a term of 30 years, and it provides for monthly payments of $3,500 which will increase annually with the Consumer Price Index. We estimate that the construction cost of the main office will be $1.3 million.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Since Generations Bancshares has been in the organizational stage, there are no results of operations to present at this time. Nevertheless, once Generations Bank begins operations, net interest income, Generations Bank's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Generations Bank's overall interest rate risk.

     We will regularly evaluate the balance sheet's asset mix in terms of several variables:

     -    yield;
     -    credit quality;
     -    appropriate funding sources; and
     -    liquidity.

     To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As Generations Bank grows, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Generations Bank's asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Generations Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Generations Bancshares' liquidity increasing or decreasing in any material way in the foreseeable future.


                                PROPOSED BUSINESS

BACKGROUND

     GENERATIONS BANCSHARES. We incorporated Generations Bancshares as a Georgia corporation on October 1, 2001 to serve as a bank holding company that will own 100% of the capital stock of Generations Bank. Generations Bancshares plans to use a minimum of $7.5 million and a maximum of $9.5 million of the net proceeds of this offering to purchase the capital stock of Generations Bank. Initially, we will have no business operations other than owning and managing Generations Bank.

     Generations Bancshares plans to file an application with the Federal Reserve Bank of Atlanta to become a bank holding company by acquiring all of the capital stock of Generations Bank. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we can assist Generations Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Generations Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, which took effect March 11, 2000, a holding company may engage in activities that are financial in nature or incidental or complementary to a financial activity, including some insurance, real estate development and merchant banking activities, in which Generations Bank will be prohibited from engaging. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice to or filings with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation-Generations Bancshares" on page 47.

     GENERATIONS BANK. On November 19, 2001 we filed an application with the Georgia Department of Banking and Finance to organize Generations Bank as a state-chartered bank and that application was approved on May 17, 2002. In order to receive a permit to being the business of banking, we will be required to complete this offering, receive approval of our application to the FDIC for deposit insurance and implement appropriate banking policies and procedures. After receiving all necessary regulatory approvals, we anticipate beginning operations in a temporary facility located on our main bank site in the fourth quarter of 2002, and we expect to move into our permanent facility in the fourth quarter of 2003.

MARKET OPPORTUNITIES

     PRIMARY SERVICE AREA. Generations Bank's primary service area will be Union County, Georgia. We estimate that Generations Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area. We also expect to draw additional business from counties contiguous to Union County - Towns County and Fannin County in Georgia and Clay County in North Carolina. In addition, we anticipate establishing a branch office in Towns County during our second year of operation.

     Our primary service area represents a diverse market with a growing population and economy. Rich in Georgian history and home to some of Georgia's most beautiful mountain scenery, Union County has long enjoyed the status of a recreation haven for metro Atlantans. Blairsville, the county seat and its only incorporated community, has enjoyed significant and sustained population growth for more than a decade. This population growth has attracted many businesses to the area and led to growth in the local service economy, and we expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

     LOCAL ECONOMY. We believe that Union County represents a unique market with a diversified and growing customer base. We also believe that the primary service area presents an environment that will support Generations Bank's formation and growth. As a community bank, Generations Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     According to figures from the Georgia Department of Labor for September 2001, the unemployment rate in Union County was 1.9% compared to 4.0% for the State of Georgia and 4.7% nationally.

     According to CACI Marketing Systems, Inc., personal and family income figures in Union County have grown steadily over the last decade. In 2000, median household income in Union County was $33,321 and average household income was $47,168. While these figures are less than the median and average household income figures for Georgia, which were $43,178 and 59,211, respectively, we believe they are sufficient to support a new bank. Between 2000 and 2005, per capita income in Union County is expected to grow at an annual rate of 4.2% and the median and average household income are projected to grow to $38,622 and $56,454 by 2005, respectively.

     As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of Generations Bank's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in Union County. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in Union County could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Generations Bank.

     POPULATION. According to CACI, between 1990 and 2000, the population of Union County grew by 50% from 11,993 to an estimated 17,985. Over the next five years, CACI projects that the population in Union County will continue to experience very strong growth and will increase by more than 21% to 21,672 by 2005. On an annual basis, Union County's projected percent change in population is more than double the projected rate of growth for Georgia and more than four times the national rate.

     COMPETITION. As of June 30, 2001, the latest date deposit figures are readily available, bank deposits in the primary service area totaled approximately $399 million. Only three banks, with a total of four branch offices, had a presence in Union County. Union County Bank dominated the market with deposits representing nearly 80% of the market's deposit total.
Appalachian Community Bank had $59 million in deposits, representing a 15% market share and Bank of Hiawassee (d.b.a. "Bank of Blairsville") had $8 million in deposits representing a 2% market share.

     Union County Bank is the flagship bank for a multi-bank holding company, United Community Banks, Inc. Based in Blairsville, Union County Bank has controlled a dominant market share in Union County for a number of years. We believe, however, that there is an opportunity for a new bank to serve the needs of the local community since we believe United Community Bank's increasing size requires it to focus more on its growth outside the local market and less on its role in Union County.

     Appalachian Community Bank is owned by a two-bank holding company, Appalachian Community Bancshares, Inc., which is headquartered in Gilmer County. Bank of Hiawassee operates a branch in Blairsville under the trade name "Bank of Blairsville." We believe that Generations Bank can compete effectively with Appalachian Community Bank and Bank of Hiawassee through an active business development plan and by offering local access, competitive products and services, and more responsive customer service.

DEPOSIT GROWTH

     Deposit growth at financial institutions in Union County has been very good over the past five years. According to FDIC statistics, between June of 1996 and June of 2001 deposits grew at an average annual rate of 8.7% from $278 million in June of 1996 to $399 million in June of 2001. The organizers expect this trend to continue as the population and income figures in the county grow.

BUSINESS STRATEGY

     MANAGEMENT PHILOSOPHY. Generations Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Generations Bank will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Generations Bank from its competitors. Generations Bank will endeavor to hire qualified and experienced people who share Generations Bank's commitment to customer service. We believe that it is important for Union County to have a locally owned and locally managed community bank. They also believe that there is an opportunity to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Generations Bank's image as a local bank with a community focus, we will employ the following operating strategies:

          QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

          EXPERIENCED SENIOR MANAGEMENT. Generations Bank's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in Union, Towns, Fannin and Clay counties. For example, our proposed chief executive officer has over 27 years of banking experience, including 8 years as chief executive officer of a community bank. Additionally, our proposed president has over 17 years of community banking experience, with 7 years of experience in our proposed market area.

          COMMUNITY-ORIENTED BOARD OF DIRECTORS. All of Generations Bank's proposed directors are either lifelong residents of or have significant business ties to Union, Towns, Fannin and Clay Counties and will be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that our directors will bring substantial business and banking contacts to Generations Bank.

          HIGHLY VISIBLE SITE. Generations Bank's main office will be highly visible and located in close proximity to major traffic arteries. We believe this will enhance Generations Bank's image as a strong competitor.

          INDIVIDUAL CUSTOMER FOCUS. Generations Bank will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with Generations Bank's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

          OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Generations Bank's philosophy. The purpose of this call program will be to visit prospective customers and to describe Generations Bank's products, services and philosophy.

          MARKETING AND ADVERTISING. We plan to use a targeted marketing approach through local newspaper advertising and direct mail campaigns to develop Generations Bank's image as a community-oriented bank with an emphasis on quality service and personal contact.

          INTERNET AND TELEPHONE BANKING SERVICES. Generations Bank proposes to offer various banking services via the internet and by telephone through a voice response unit. We propose to offer the following types of services by internet or telephone: money transfers between accounts, account balances, verification of recent deposits and withdrawals, loan applications, check ordering, changes of address, loan payments, bill payments, and stop payments on checks.

          GROWTH STRATEGY. Since we believe that growth and expansion of Generations Bank's operations will be significant factors in our success, we plan to implement the following growth strategies:

          CAPITALIZE ON OUR COMMUNITY ORIENTATION. We plan to capitalize on Generations Bank's position as an independent, local community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

          EMPHASIZE LOCAL DECISION-MAKING. We will emphasize local decision making by experienced bankers. This will help Generations Bank attract local businesses and service-minded customers.

          ATTRACT EMPLOYEES WITH ESTABLISHED CUSTOMER BASES. We will seek to hire employees who have established significant customer bases. By hiring employees with established customer bases, Generations Bank will be able to grow much more rapidly than it would if it were to hire inexperienced employees who would require time to develop a customer base.

          OFFER FEE-GENERATING PRODUCTS AND SERVICES. Generations Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract Generations Bank's target customers and increase its market share. Generations Bank will strive to offer the small business person, professional, entrepreneur, and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

          OPEN ADDITIONAL BRANCHES. Generations Bank plans to open a branch office in Towns County during its second year of operation. In the future, Generations Bank may expand its presence by opening new offices in strategic locations as appropriate. By adding these branches, Generations Bank will gain new channels through which it can build its deposit base and solicit new customers.

LENDING SERVICES

     LENDING POLICY. We will place primary emphasis on real estate related loans in order to take advantage of the population growth in our service area. We will also offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns, and consumer loans to individuals. We will compete for these loans with competitors who are well established and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

     We estimate that Generations Bank's loan portfolio will be comprised of the following:

     LOAN CATEGORY                                                RATIO
     -------------                                                -----
     Real estate related loans . . . . . . . . . . . . . . . . .    75%
          Commercial real estate . . . . . . . . . . . . .   30%
          Construction and development . . . . . . . . . .   25%
          Residential real estate. . . . . . . . . . . . .   20%
     Commercial loans. . . . . . . . . . . . . . . . . . . . . .    10%
     Consumer loans. . . . . . . . . . . . . . . . . . . . . . .    15%

Based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other.

     LOAN APPROVAL AND REVIEW. Generations Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Generations Bank's Loan Committee will determine whether to approve the loan request. Generations Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     LENDING LIMITS. Generations Bank's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Generations Bank will be able to loan any one borrower a maximum amount equal to either:

     -    15% of Generations Bank's capital and surplus; or
     - 25% of its capital and surplus if the entire amount of the loan is fully secured by good collateral or other ample security.

     These legal limits will increase or decrease as Generations Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Our management team has adopted an internal lending limit which is 10% lower than the applicable legal limit. Based on either our internal lending limits or our legal lending limits, we will need to sell participations in loans to other financial institutions in order to meet all of the lending needs of our customers requiring extensions of credit above these limits.

     CREDIT RISKS. The principal economic risk associated with each category of loans that Generations Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well established financial institutions in our market are likely to make proportionately more loans to medium- to large-sized businesses than Generations Bank will make. Many of Generations Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     REAL ESTATE LOANS. Generations Bank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where Generations Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans.

     COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 36 months. Generations Bank will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Generations Bank generally will require personal guarantees from the principal owners of the property supported by a review by Generations Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Generations Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

     CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     RESIDENTIAL REAL ESTATE. Generations Bank's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one to four family residences. We will originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 20 years. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 60 months. All loans will be made in accordance with Generations Bank's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 85%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the components of Generations Bank's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. Generations Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

     CONSUMER LOANS. Generations Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Generations Bank's market.

INVESTMENTS

     In addition to loans, Generations Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Loan & Asset/Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Generations Bank's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

     The Loan & Asset/Liability Committee will manage Generations Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Generations Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

     Generations Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, a variety
of certificates of deposit and IRA accounts.   To attract deposits, Generations
Bank will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Generations Bank's primary service area. Generations Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER BANKING SERVICES

     Other anticipated banking services include limited cash management services, on-line banking services, discount brokerage services, travelers checks, direct deposit of payroll and social security checks, night depository, ATM cards and debit cards. Generations Bank plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout Georgia and other regions. We do not plan to charge our customers for the use of these automated teller machines since we will initially have only one location. However, other financial institutions may charge our customers for the use of their automated teller machines. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Generations Bank. We also plan to provide our customers with internet banking access with on-line bill payment. Generations Bank does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department of Banking and Finance.

EMPLOYEES

     When we begin operations, we expect that Generations Bank will have 11 full-time equivalent employees. When we occupy our permanent facility, we expect that Generations Bank will have 19 full-time equivalent employees. We do not expect that Generations Bancshares will have any employees who are not also employees of Generations Bank.


                                   MANAGEMENT

GENERAL

     The following table sets forth the following information for each of our organizers, directors and officers:

     -    His or her name, address and age as of December 31, 2001;
     - The positions he or she holds with Generations Bancshares and will hold with Generations Bank;
     - The number of shares of common stock he or she intends to purchase in the offering;
     - The percentage that the number of shares he or she intends to purchase bears to the minimum and maximum number of shares to be sold in the offering; and
     - The number of shares subject to warrants and options to which he or she is entitled.

                                                                  PERCENTAGE   PERCENTAGE
                                                                      OF           OF
                                      POSITION(S)       NUMBER      MINIMUM      MAXIMUM      WARRANTS
NAME AND ADDRESS (AGE)                TO BE HELD       OF SHARES   OFFERING     OFFERING    AND OPTIONS
--------------------------------  -------------------  ---------  -----------  -----------  ------------

John D. Carini (52)               Director and Chief         250           *            *      20,250(1)
2433 Russ Cornett Road            Executive Officer
Boone, North Carolina  28607      of Generations
                                  Bancshares and
                                  Generations Bank

David K. George (45)              Director and            25,000         3.2%         2.5%     50,000(2)
2453 Walls Mountain               President of
Hiawassee, Georgia 30546          Generations
                                  Bancshares and
                                  Generations Bank

Richard J. Browning (37)          Business                20,000         2.6%         2.0%       20,000
767 Wills Way                     Development
Blairsville, Georgia 30512        Officer of
                                  Generations Bank

James L. Burrell, Jr. (48)        Director                20,000         2.6%         2.0%       20,000
P. O. Box 2781
Blairsville, Georgia 30514

Teresa L. Colditz (36)            Director                10,000         1.3%         1.0%       10,000
1343 Bill Donaldson Road
Blairsville, Georgia 30512

Lon A. Dillard (31)               Director                17,500         2.3%         1.8%       17,500
3000 Dillard Lane
Blairsville, Georgia 30514

Jeffrey H. Hall (43)              Director                 5,000           *            *         5,000
1956 Blood Mountain Cove Rd.
Blairsville, Georgia 30512-7636

T. Kenneth Kilpatrick             Director                 1,000           *            *         1,000
6412 State Highway 60
Suches, Georgia  30572

F. Darrell Mann (52)              Director                20,000         2.6%         2.0%       20,000
649 Tipton Road
Blue Ridge, Georgia 30513

Timothy A. Nelson (50)            Vice Chairman of        25,000         3.2%         2.5%       25,000
984 Loving Road                   the Board of
Brownington, Georgia 30560        Directors


                                       30

Robert M. Thomas, Jr. (45)        Chairman of the         20,000         2.6%         2.0%       20,000
1257 Murphy Highway               Board of Directors
Blairsville, Georgia 30512

John Mark Turner (35)             Director                15,000         1.9%         1.5%       15,000
                                                       ---------  -----------  -----------  ------------
1296 Riverbend Circle
Blairsville, Georgia 30512

All organizers, directors and
officers as a group (12 persons)                         178,750        23.2%        17.9%      223,750
                                                       =========  ===========  ===========  ============

---------------------
*    Represents less than 1% of the common stock offered.

(1) Includes an option to purchase 20,000 shares, granted by the terms of Mr. Carini's employment agreement, assuming the maximum number of shares are sold.

(2) Includes an option to purchase 25,000 shares, granted by the terms of Mr. George's employment agreement, assuming the maximum number of shares are sold.

     Each person listed above as a director has served as a director of Generations Bancshares since October 1, 2001, except for Mr. Carini and Mr. Kilpatrick, who joined the board on March 6, 2002. Our directors serve staggered terms, which means that one third of the directors will be elected at our annual meeting of shareholders. The initial term of our Class I directors will expire in 2003, the initial term of our Class II directors will expire in 2004, and the initial term of our Class III directors will expire in 2005. Thereafter, each class of directors will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 41.

     Each of the directors of Generations Bancshares is also a proposed director of Generations Bank. Each of Generations Bank's proposed directors will serve until Generations Bank's first shareholders meeting, which will convene shortly after Generations Bank receives its charter. Generations Bancshares, as the sole shareholder of Generations Bank, will nominate each proposed director to serve as director of Generations Bank at that meeting. After the first shareholders meeting, directors of Generations Bank will serve for a term of one year and will be elected by Generations Bancshares each year at Generations Bank's annual meeting of shareholders. Generations Bank's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

     Except for John D. Carini and T. Kenneth Kilpatrick, each of the directors of Generations Bancshares is also an organizer of Generations Bank. The following is a biographical summary of each of our organizers, directors and officers:

     JOHN D. CARINI - John D. Carini grew up in Florida and attended Florida Southern College, graduating with a business administration degree in accounting. Between college and beginning his banking career, he entered the Army and served a tour of duty in Vietnam. From 1974 until 1988, he worked at Barnett Bank in Florida, specializing in commercial and commercial real estate loans. In 1988, he left Barnett and joined Southeast Bank, NA as vice president commercial/commercial real estate. In 1989, he left Southeast Bank to join First Florida Bank, NA in order to secure a better position as vice president/area senior lender. Shortly thereafter, he was promoted to regional senior credit officer and was responsible for a $650 million loan portfolio. He was also responsible for ensuring that the bank's overall credit quality remained sound and worked with senior lenders and lending staff to expand the bank's portfolio. In 1993, he left First Florida Bank when it was purchased by Barnett Bank, and joined Friendship Community Bank in Ocala, Florida. As president of Friendship Community Bank, Mr. Carini was responsible for all aspects of the bank's day-to-day operations. He developed a commercial and commercial real estate portfolio in what had previously been a consumer-oriented financial institution and significantly improved the bank's regulatory ratings. He left the bank in February 2001, when it sold to another institution. He then established and operated a bank consulting business in North Carolina until he joined Generations Bank in March 2002. Mr. Carini lives in Blairsville during the week, and joins his family in Boone, North Carolina on weekends.

     DAVID K. GEORGE - David K. George has been a successful community banker for more than 17 years, and his extensive banking career has given him broad exposure to all areas of operating a community bank. Mr. George has experience in strategic planning, risk management, business development, public relations, asset/liability management, bank investment strategies, compliance, and managing branch operations. Mr. George holds both a Bachelor of Business Administration and a Masters in Business Administration from Georgia College in Milledgeville. Mr. George is also a graduate of the Graduate School of Banking of the South in Baton Rouge, Louisiana and the BankSouth Credit School. He is an honors graduate of the Georgia Banking School in Athens, Georgia. Mr. George is the president of Generations Bancshares and the proposed president and senior loan officer of Generations Bank.

     In 1984, Mr. George began his banking career at Merchants and Farmers Bank (now Century Bank) in Milledgeville, Georgia. Hired as a marketing officer, he was promoted to a loan officer and then branch manager. From 1989 to 1991, Mr. George was a vice president and branch manager for First National Bank of Jackson County in Commerce, Georgia where he was responsible for all facets of branch activity. From 1991 to 1994, Mr. George was a vice president and senior
commercial loan officer for BankSouth in Winder, Georgia.   During this time,
BankSouth also appointed Mr. George interim president for one year. From 1994 until April of 2001, Mr. George was a senior vice president and senior loan
officer of Bank of Hiawassee.   Mr. George resigned from his position at Bank of
Hiawassee in order to organize Generations Bank.

     Mr. George has taught "Principals of Management" and "Organizational Behavior" at Georgia College in Milledgeville as an adjunct professor. He has worked with the Georgia Bankers Association as chairman of the credit committee, and he teaches "Analyzing Commercial Financial Statements" annually for the GBA. Mr. George has always been very active in community organizations. He was the chairman of the Towns County SPLOST Committee for the Towns County Board of Education and has served as a member of numerous civic organizations, including the Towns County Board of Realtors, Union County Homebuilders Association, American Heart Association, Towns County Lions Club, and American Cancer Society.

     RICHARD J. (RICK) BROWNING - Rick Browning is an organizer of Generations Bancshares and the proposed business development officer of Generations Bank. While Mr. Browning's banking career has focused on the credit and loan generation side of the bank, he has had broad exposure to all areas of bank operations. Mr. Browning is a graduate of the Georgia Bankers Association Banking School in Athens, Georgia.

     In 1992, Mr. Browning began his banking career with United Community Banks, Inc. where he served first in the loan collection department for United Community Bank in Blairsville and Towns County Bank in Hiawassee, and later as a loan officer for Peoples Bank of Fannin County in Blue Ridge. In 1998, he joined Gilmer County Bank in Ellijay as a vice president and loan officer. From 1998 to 2001, he served as city president of Appalachian Community Bank in Blairsville. He resigned from Appalachian Community Bank to organize Generations Bank with Mr. George.

     Mr. Browning is actively involved in community activities in Union County. He is the president elect of the Union County Rotary Club and is a director of the Union County Development Authority and the North Georgia Rapids Swim Team. He is also involved with the American Cancer Society, American Heart Association, Red Cross and Wilderness Scouts. Mr. Browning attends First Liberty Church of Union County.

     JAMES L. BURRELL, JR. - James Burrell is a resident of Blairsville. Originally born in Young Harris in Towns County, Mr. Burrell is a graduate of Union County High School. Since 1971, he has owned and operated Burrell Farms, a cattle farm in Blairsville.

     TERESA L. COLDITZ - Teresa Colditz is a life-long resident of Blairsville. Since 1994, Ms. Colditz has owned and operated Colditz Trucking, a trucking business based in Blairsville. In addition, Ms. Colditz owns and operates Colditz Construction and Ellie Enterprises, a construction business and real estate partnership. Ms. Colditz is an active member of the community.

     LON A. DILLARD - Lon Dillard is a resident of Blairsville. Since 1988, he has been president and owner of Appalachian Water, Inc., a water system maintenance company located in Blairsville. He is also the president and owner of Byers Well Drilling, Inc., a well installation company located in Blairsville. In 1990, he earned a HVAC/R Diploma from North Georgia Technical College in Clarksville, Georgia. Mr. Dillard assists the Union County Fire and Rescue Team and is a regular participant in the American Cancer Society Relay for Life. He is also involved in many philanthropic endeavors in the local community.

     JEFFREY H. HALL - Jeff Hall is a resident of Blairsville where he owns and operates Studio 129, an advertising, marketing, and graphic design business. He is also a production manager and a graphic designer for Mountain Lake Publishing in Hiawassee, Georgia. From 1993 to 1999, he owned and operated advertising and marketing businesses in Lilburn, Georgia. He earned a Bachelor of Fine Arts degree from the Atlanta College of Art in 1980. Mr. Hall is active in many local charities and is a regular participant in numerous charitable events.

     T. KENNETH KILPATRICK - Ken Kilpatrick was born and raised in Forest Park, Georgia. He graduated from the University of Georgia and attended University of Georgia Law School, graduating in 1956. He then served a 38-month tour of duty in the Navy on an aircraft carrier. After his discharge from the Navy, Mr. Kilpatrick opened a law office in Jonesboro, Georgia. Thereafter, at the age of 30, he ran and was elected to the Georgia Senate, serving two terms. In 1970, Mr. Kilpatrick helped to organize a new bank in Jonesboro and served as one of its directors and as its legal counsel. During the bank's second year, Mr. Kilpatrick was elected as the bank's president and served until its sale to First National Bank of Atlanta in 1983. Two years after the sale, Mr. Kilpatrick left the bank and returned to the practice of law. Thereafter, he was appointed by then Governor Joe Frank Harris as a Superior Court Judge, a position he held for 13 years. Recently, Judge Kilpatrick accepted the position of Senior Judge. Judge Kilpatrick was also appointed by then Governor Jimmy Carter to serve on the State Board of Education.

     F. DARRELL MANN - Darrell Mann is a resident of Blue Ridge, Georgia in Fannin County where he owns and operates a real estate brokerage business serving north Georgia. From 1995 to 1999, he was the office manager for Blue Ridge Anesthesia Associates, Inc. in Blue Ridge. Mr. Mann has a real estate brokerage license in the state of Georgia. He earned a Bachelor of Science degree from Georgia State University in Atlanta, Georgia, and he earned a Masters degree from Clemson University in Clemson, South Carolina. Mr. Mann is a member of the Fannin County Chamber of Commerce and a director of the Northeast Georgia Board of Realtors. He is also active in numerous civic organizations, including the American Heart Association and the American Cancer Society of Fannin County, the Fannin County Fire and Rescue 911 Sign Project, the Veterans Memorial Fund and Habitat for Humanity. Mr. Mann attends Member First Baptist Church in McCaysville, Georgia.

     TIMOTHY A. NELSON - Tim Nelson owns and operates Depot Power Center, Inc., a retail power equipment business located in Blairsville. He is the proposed vice chairman of the board of directors of Generations Bank. Mr. Nelson was an advisory board member of First National Bank of Union County from 1993 to 1994. He earned a Bachelor of Science degree from Florida State University in Tallahassee, Florida. Mr. Nelson is a member of the Blairsville and Union County Chambers of Commerce. He is also a past president of the Fannin County PTO and a former board member of Morganton-Suches Rural Health. Mr. Nelson has been actively involved with youth sports in Fannin County, as well as programs for visibly impaired children.

     ROBERT M. THOMAS, JR. - Robert Thomas, a resident of Blairsville, has been President and majority owner of Thomas Insurance Group, Inc., an insurance agency located in Blairsville since 1990. He was an organizer of First National Bank of Union County in Blairsville in 1980 and served on that bank's board of directors from 1980 to 1990. He has insurance agent licenses in the states of Georgia, Tennessee, and North Carolina, and he has a real estate license in the state of Georgia. Mr. Thomas earned a Bachelor of Business Administration from the University of Georgia in Athens. Mr. Thomas is the proposed chairman of the board of directors of Generations Bank.

     JOHN MARK TURNER - John Mark Turner, a resident of Blairsville, has owned and operated Mountain Eye Care, a optometry practice in Blairsville since 1992. Born in Gainesville, Georgia, Dr. Turner has also worked as an optometrist at Gainesville Eye Associates and King Vision Care. He earned a Bachelor of Science degree from North Georgia College in Clarksville, Georgia, and a Doctorate of Optometry degree from the University of Alabama in Birmingham, Alabama. Mr. Turner is the community service chairman of the Union County Rotary Club and a member of the Blairsville-Union County Chamber of Commerce. He is also a member and former director of the Licklog Players Community Theatre. Mr. Turner attends First United Methodist Church of Union County.

BOARD COMMITTEES

     The boards of directors of Generations Bancshares and Generations Bank have established or will establish the committees described below. The members of each committee will be the same for Generations Bank as they are for Generations Bancshares.

     EXECUTIVE COMMITTEE. The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board except for those duties and authorities specifically granted to other committees of the board or which are exclusively reserved to the full board. The committee will make recommendations to the board regarding matters that are important to the overall management and expansion of Generations Bancshares and Generations Bank, including annual budgets and strategic business plans. Additionally, this committee will be responsible for recommending nominations for expired board seats and additional board members.

     LOAN & ASSET/LIABILITY COMMITTEE. The Loan & Asset/Liability Committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

     -    establishing the loan approval system;

     -    approving all loans in excess of a predetermined amount;

     - reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

     -    establishing measurements for adequacy of the loan loss reserve; and

     - reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

     The Loan & Asset/Liability Committee will also be responsible for the overall investment strategy of Generations Bancshares and Generations Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing, and portfolio investment decisions.

     AUDIT, COMPLIANCE AND CRA COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls with respect to auditing, accounting, internal accounting controls and financial reporting. The committee will also work to ensure that Generations Bank is in full compliance with applicable laws and regulations. Among other things, this will require the following:

     - recommending the appointment of an independent auditor on an annual basis;

     -    reviewing the independent auditors' report and management's response;

     - reviewing all reports from regulatory authorities and management's responses;

     -    establishing independent reviews and audits;

     - establishing appropriate levels of director and officer insurance and blanket bond insurance coverage; and

     -    reviewing CRA compliance.

     HUMAN RESOURCES COMMITTEE. The Human Resources Committee approves the hiring of and establishes compensation levels for all executive officers of Generations Bancshares and Generations Bank, reviews management organization and development, reviews significant benefit programs and establishes and administers executive compensation programs, including our Stock Incentive Plan which is described beginning on page 37.

     BUILDING COMMITTEE. The Building Committee will be responsible for overseeing and reporting to the full board all activities related to the preparation of Generations Bank's temporary facility and the design and construction of Generations Bank's permanent facility.


                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

     JOHN D. CARINI. We have entered into a three-year employment agreement with John D. Carini regarding Mr. Carini's employment as chief executive officer of Generations Bancshares and Generations Bank. Under the terms of the agreement, Mr. Carini will receive a base salary of $90,000 per year. Also, Mr. Carini shall be entitled to receive annual bonus compensation in an amount equal to 10% of his base salary, as of the first fiscal month that Generations Bank attains pre-tax profits, and annual bonus compensation in an amount equal to 15% of his base salary, as of the time that Generations Bank attains cumulative profitability. Generations Bank will also provide Mr. Carini with health and life insurance, membership fees to a country club and an automobile allowance.

     Mr. Carini's agreement also provides that Generations Bancshares will grant him an incentive stock option to purchase a number of shares equal to 2.0% of the total number of shares of common stock sold in this offering at a purchase price of $10.00 per share. Mr. Carini's option will be issued under our stock incentive plan and will constitute approximately 13.3% of the shares reserved for issuance under the plan. Mr. Carini's option will generally become exercisable in equal one-third annual increments over a three-year period beginning on the one-year anniversary of Generations Bank opening for business.

     At the end of each succeeding year of Mr. Carini's agreement, the agreement will be extended for an additional day, so that the unexpired term is always three years, unless either of the parties to the agreement gives notice of his or its intent not to extend the agreement. We will be obligated to pay Mr. Carini his base salary for six months if one of the following terminating events occurs:

     -    Mr. Carini becomes permanently disabled; or

     -    Generations Bank abandons its organizational efforts;

     We will be obligated to pay Mr. Carini his base salary for 12 months if one of the following terminating events occurs:

     -    Generations Bank terminates Mr. Carini's employment without cause; or

     -    Mr. Carini terminates his employment for cause.

     Additionally, upon a change of control of Generations Bancshares, Mr. Carini will be entitled to severance compensation in an amount equal to two times his then effective base salary if Generations Bancshares or its successor terminates his employment other than for cause. Cause for terminating employment is defined in the agreement.

     The agreement also generally provides that, for a period of 12 months following the termination of Mr. Carini's employment, he will not compete with Generations Bank in the banking business nor solicit our customers nor our employees. The non-competition and non-solicitation provisions of the agreement apply if Mr. Carini terminates his employment without cause or in connection with a change of control, or if we terminate his employment with or without cause.

     DAVID K. GEORGE. We have also entered into a three-year employment agreement with David K. George regarding Mr. George's employment as president and senior loan officer of Generations Bancshares and Generations Bank. Under the terms of the agreement, Mr. George will receive a base salary of $100,000 per year. Also, Mr. George shall be entitled to receive annual bonus compensation in an amount equal to 10% of his base salary, as of the first fiscal month that Generations Bank attains pre-tax profits, and annual bonus compensation in an amount equal to 15% of his base salary, as of the time that Generations Bank attains cumulative profitability. Generations Bank will also provide Mr. George with health and life insurance, membership fees to a country club and an automobile for business and personal use.

     Mr. George's agreement also provides that Generations Bancshares will grant him an incentive stock option to purchase a number of shares equal to 2.5 % of the total number of shares of common stock sold in this offering at a purchase price of $10.00 per share. Mr. George's option will be issued under our stock incentive plan and will constitute approximately 16.7% of the shares reserved for issuance under the plan. Mr. George's option will generally become exercisable in equal one-third annual increments over a three-year period beginning on the one-year anniversary of Generations Bank opening for business.

     The term, termination, change in control and noncompetition provisions of Mr. George's agreement are the same as those of Mr. Carini's agreement.

DIRECTOR COMPENSATION

     Neither Generations Bancshares nor Generations Bank will separately compensate its directors for their service as directors until Generations Bank earns a cumulative profit. Thereafter, Generations Bank will adopt compensatory policies for its directors that conform to applicable law.

ORGANIZERS' WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers and directors in organizing Generations Bank and in recognition of the services they will provide as directors of Generations Bancshares and Generations Bank, Generations Bancshares will issue to each of its organizers and directors a warrant to purchase one share of Generations Bancshares' common stock for every share he or she purchases in this offering. The issuance of the warrants is subject to regulatory approval and various conditions. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Generations Bancshares first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Generations Bancshares first issues its common stock or for 90 days after a warrant holder ceases to be a director or officer of Generations Bank, whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to various limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Generations Bancshares, the exercise of the warrant may be subject to prior approval by the Federal Reserve.

     The organizers and directors of Generations Bancshares intend to purchase an aggregate of 178,750 shares of common stock at a price of $10.00 per share. This represents approximately 23.2% of the minimum and 17.9% of the maximum number of shares to be sold in this offering. Consequently, we expect to issue our organizers and directors warrants to purchase an aggregate of 178,750 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Generations Bancshares issue warrants to purchase more than 250,000 shares of common stock.

STOCK INCENTIVE PLAN

     GENERAL. Generations Bancshares' 2001 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our organizers, directors, officers and other individuals employed by us for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Generations Bancshares or Generations Bank. The board of directors has reserved a number of shares of common stock equal to 15% of the number of shares sold in this offering for issuance under the plan. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

     John D. Carini and David K. George will be issued stock options under the plan in connection with their employment agreements. See "Executive Compensation-Employment Agreements" on page 35.

     ADMINISTRATION. The plan is administered by the Human Resources Committee. The committee members are appointed by the board of directors of Generations Bancshares, which considers the standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any one-year period to any participant may not exceed 50,000.

     The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Generations Bancshares or its affiliates. When the incentive stock option is exercised, Generations Bancshares will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The committee will also determine the term of an option, which may not exceed ten years. Additionally, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Generations Bancshares or its affiliates will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Generations Bancshares or any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Generations Bancshares or Generations Bank. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     RECAPITALIZATIONS AND REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

     AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

     INCENTIVE STOCK OPTIONS. A participant who exercises an incentive stock option will not be taxed when he or she exercises the option or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and
Generations Bancshares will not be entitled to a corresponding deduction.   If
the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and Generations Bancshares will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non- qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Generations Bancshares will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to Generations Bancshares and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act.


                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

     - In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Generations Bank;

     - In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

     - In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

     In addition to transactions in the ordinary course of our business, as of March 31, 2002, our organizers had advanced $55,000 to Generations Bancshares to fund organizing expenses. The advances are non-interest bearing and will be repaid from the proceeds of this offering.

     Our operations have also been and will continue to be funded through a working capital line of credit in the amount of $300,000 with Nexity Bank, Birmingham, Alabama. This line of credit bears a rate of interest at the prime rate minus 0.5% and is personally guaranteed by each of our organizers. Interest and principal are due at the maturity date of July 31, 2002. We are in the process of renewing this line of credit and expect that its terms and conditions will remain the same, except as follows. We plan to increase the line of credit to $700,000, and we also anticipate that the new maturity date of the line of credit will be June 10, 2003. We will repay the line of credit from the proceeds of this offering.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $1.00 par value, of which at least 770,000 shares will be issued in this offering. As of the date of this prospectus, a number of shares of common stock equal to 15% of the shares sold in this offering were reserved for issuance under our stock incentive plan, and 178,750 shares of our common stock were reserved for issuance upon the exercise of the warrants to be granted to our organizers and directors.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Generations Bancshares. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

     If we issue additional shares of common stock after the close of the offering, your percentage interest in Generations Bancshares would be diluted. Other than the issuance of common stock subject to warrants and options granted to our organizers and executive officers, we do not have any current plans to issue any shares of common stock or preferred stock after the close of the offering.

PREFERRED STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Generations Bancshares by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.


         SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

     GENERAL. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. Our articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of Generations Bancshares in a transaction not supported by its board of directors. These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist our board of directors in playing a role in connection with attempts to acquire control of Generations

Bancshares. They allow the board of directors to further and protect Generations Bancshares' interests, and those of its shareholders as appropriate under the circumstances, by enhancing the board's ability to maximize the value to be received by the shareholders upon a sale.

     Although our management believes the protective provisions are beneficial to Generations Bancshares' shareholders, they also may tend to discourage some takeover bids. As a result, Generations Bancshares' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of the common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of the common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Generations Bancshares by replacing its board of directors and management. Furthermore, the provisions could make it more difficult for Generations Bancshares' shareholders to replace our board of directors or management, even if a majority of the shareholders believes that replacing them would be in Generations Bancshares' best interests. As a result, the protective provisions could tend to keep the incumbent board of directors and management in place.

     Our articles of incorporation also contain a provision that eliminates the potential personal liability of directors for monetary damages in specific circumstances. In addition, our bylaws contain provisions that provide for indemnification for our directors and officers. The protective provisions and the provisions relating to elimination of liability and indemnification of our directors and officers are discussed more fully below.

     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Generations Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Generations Bancshares through a proxy contest, tender offer, merger or otherwise. Preferred stock, if and when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.

     STAGGERED TERMS FOR BOARD OF DIRECTORS. Our board of directors is divided into three classes. Directors serve staggered terms, which means that roughly one-third of the directors will be elected each year at Generations Bancshares' annual meeting of shareholders. The initial term of the Class I directors expires in 2003, the initial term of the Class II directors expires in 2004 and the initial term of the Class III directors expires in 2005. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of Generations Bancshares' shareholders to replace a majority of its directors.
Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

     CHANGE IN NUMBER OF DIRECTORS. Our articles of incorporation provide that any change in the number of our directors within the range set forth in our bylaws would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of common stock.

     REMOVAL OF DIRECTORS. Our articles of incorporation provide that one or more directors may be removed for cause during their terms by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock entitled to vote in an election of directors. Directors may also be removed during their terms without cause only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote in an election of directors. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

     SUPERMAJORITY VOTING ON SELECTED TRANSACTIONS. Our articles of incorporation, with exceptions, require that any merger or similar transaction involving Generations Bancshares or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of a majority of Generations Bancshares' directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. However, if our board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require only the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the transaction. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

     EVALUATION OF AN ACQUISITION PROPOSAL. Our articles of incorporation provide the factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interests of Generations Bancshares and its shareholders. The term "acquisition proposal" refers to any offer of another party to:

     - Make a tender offer or exchange offer for the common stock or any other equity security of Generations Bancshares;

     -    Merge or combine Generations Bancshares with another corporation; or

     - Purchase or otherwise acquire all or substantially all of the properties and assets owned by Generations Bancshares.

     The board, in evaluating an acquisition proposal, is required to consider all relevant factors, including:

     - The expected social and economic effects of the transaction on our employees, our customers and other constituents, such as our suppliers of goods and services;

     - The payment being offered by the other corporation in relation to (1) our current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors' estimate of our future value as an independent company at the time of the proposal; and

     - The expected social and economic effects on the communities within which we operate.

     We have included this provision in our articles of incorporation because serving our community is one of the reasons we are organizing Generations Bank. As a result, the board believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal.

     While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the board believes it is appropriate also to consider all other relevant factors. For example, the board will evaluate what is being offered in relation to the current value of Generations Bancshares at the time of the proposal as determined in a freely negotiated transaction and in relation to the board's estimate of the future value of Generations Bancshares as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Generations Bancshares' current value, but also its future value.

     One effect of the provision requiring our board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our board's opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire Generations Bancshares through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board's response to an acquisition proposal from engaging Generations Bancshares in costly litigation.

     The articles of incorporation would not make an acquisition proposal regarded by the board as being in Generations Bancshares' best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in Generations Bancshares' best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

     Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

INDEMNIFICATION

     Generations Bancshares' articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of Generations Bancshares (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Generations Bancshares.

     When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Generations Bancshares will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Generations Bancshares and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Generations Bancshares' board of directors, its shareholders, or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Generations Bancshares' articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Generations Bancshares can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Generations Bancshares may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-Limitation of Liability" below.

     The indemnification provisions of the bylaws specifically provide that Generations Bancshares may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Generations Bancshares would have had the power to indemnify against the liability.

     Generations Bancshares is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Generations Bancshares may be sought.

LIMITATION OF LIABILITY

     Article 7 of Generations Bancshares' articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Generations Bancshares and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

     - a breach of duty involving appropriation of a business opportunity of Generations Bancshares;

     - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

     - a transaction from which the director derives an improper material tangible personal benefit; or

     - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article 7 does not eliminate or limit the right of Generations Bancshares or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Generations Bancshares included Article 7 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Generations Bancshares. While Generations Bancshares has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Generations Bancshares also adopted Article 7 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Generations Bancshares intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 7 will enable Generations Bancshares to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Generations Bancshares will have between 770,000 and 1,000,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Generations Bancshares must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Generations Bancshares. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

     -    1% of the outstanding shares of common stock; or

     - the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Generations Bancshares. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     We intend to issue warrants to purchase 178,750 shares of common stock, representing an amount equal to approximately 23.2% of the minimum number of shares offered and 17.9% of the maximum number of shares offered. We have also reserved a number of shares of common stock equal to 15% of the total number of shares sold in this initial offering, for issuance under our stock incentive plan. Under the terms of their employment agreements, John D. Carini and David
K. George will receive a total of 4.5% of the shares issued in this offering. We intend to register the shares issuable upon exercise of these warrants and options. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of Generations Bancshares, and to the extent they are held by affiliates, under Rule 144 without a holding period.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


                           SUPERVISION AND REGULATION

     Both Generations Bancshares and Generations Bank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities, and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which took effect on March 11, 2000, eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry. The following discussion describes the material elements of the regulatory framework that will apply.

GENERATIONS BANCSHARES

     Since Generations Bancshares will own all of the capital stock of Generations Bank, Generations Bancshares will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Generations Bancshares will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

     - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

     -    acquiring all or substantially all of the assets of any bank; or

     -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Generations Bancshares or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. As a result, no bank holding company may acquire control of Generations Bancshares until after the third anniversary of Generations Bank's date of incorporation.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

     - the bank holding company has registered securities under Section 12 of the Securities Exchange Act, or

     - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     We intend to register our common stock under the Securities Exchange Act. The regulations also provide a procedure for challenging the rebuttable control presumption.

     PERMITTED ACTIVITIES. The Gramm-Leach-Bliley Act amends the Bank Holding Company Act and greatly expands the activities in which bank holding companies and affiliates of banks are permitted to engage. The Act eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. The provisions of the Act relating to permitted activities of bank holding companies and affiliates of banks became effective on March 11, 2000.

     Generally, if Generations Bancshares qualifies and elects to become a financial holding company, it may engage in activities that are financial in nature or incidental or complementary to a financial activity. Activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial, investment and advisory services, underwriting securities and limited merchant banking activities.

     To qualify to become a financial holding company, our depository institution subsidiaries must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, we must file an election with the Federal Reserve to become a financial holding company and provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. Although we do not have any immediate plans to file an election with the Federal Reserve to become a financial holding company, one of the primary reasons we selected the holding company structure was to have increased flexibility. Accordingly, if deemed appropriate in the future, we may elect to become a financial holding company.

     Under the Bank Holding Company Act, a bank holding company, which has not qualified or elected to become a financial holding company, is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless, prior to the enactment of the Gramm-Leach-Bliley Act, the Federal Reserve found those activities to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

     -    factoring accounts receivable;

     -    acquiring or servicing loans;

     -    leasing personal property;

     -    conducting discount securities brokerage activities;

     -    performing selected data processing services;

     - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

     -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Generations Bancshares is expected to act as a source of financial strength for Generations Bank and to commit resources to support Generations Bank. This support may be required at times when, without this Federal Reserve policy, Generations Bancshares might not be inclined to provide it. In addition, any capital loans made by Generations Bancshares to Generations Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Generations Bancshares' bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Generations Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

GENERATIONS BANK

     Generations Bank will be a commercial bank chartered under the laws of the State of Georgia and will be subject to examination by the Georgia Department of Banking and Finance. The Georgia Department of Banking and Finance regulates or monitors all areas of a state bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

     The FDIC will insure Generations Bank's deposits and will be its primary federal regulator. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks that are not members of the Federal Reserve System to determine their condition for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in transactions where the resulting, continued or assuming bank is an insured state bank which is not a member of the Federal Reserve System.

     BRANCHING. Under current Georgia law, Generations Bank may open branch offices throughout Georgia with the prior approval of the Georgia Department of Banking and Finance. In addition, with prior regulatory approval, Generations Bank will be able to acquire branches of existing banks located in Georgia. Generations Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

     Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, unless Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.


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
     Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help repay the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.76 cents per $100 of deposits for the second quarter of 2002.

     As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires the appropriate federal regulator, in connection with its examinations of financial institutions within its jurisdiction, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. The appropriate federal regulator considers these factors in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Generations Bank. Banks with aggregate assets of $250 million or less are subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Generations Bank are subject to state usury laws and federal laws concerning interest rates. Generations Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

     - Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

     - Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Generations Bank are subject to the following:

     - Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     CAPITAL ADEQUACY. Generations Bancshares and Generations Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Generations Bancshares, and the FDIC, in the case of Generations Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the FDIC for banks.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risks weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

     In addition, the FDIC and Federal Reserve have established minimum leverage ratio guidelines for banks and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 4% for banks. Bank holding companies generally are also required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Generations Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-Generations Bank-Prompt Corrective Action" on page 50.

     PAYMENT OF DIVIDENDS. Generations Bancshares is a legal entity separate and distinct from Generations Bank. The principal sources of Generations Bancshares' cash flow, including cash flow to pay dividends to its shareholders, will be dividends that Generations Bank will pay to its sole shareholder, Generations Bancshares. Statutory and regulatory limitations apply to Generations Bank's payment of dividends to Generations Bancshares as well as to Generations Bancshares' payment of dividends to its shareholders.

     The Georgia Department of Banking and Finance will regulate Generations Bank's dividend payments and must approve dividend payments that would exceed 50% of Generations Bank's net income for the prior year.

     The payment of dividends by Generations Bancshares and Generations Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of its federal banking regulator, Generations Bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings. See "-Prompt Corrective Action" above.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Generations Bancshares and Generations Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

     -    a bank's loans or extensions of credit to affiliates;

     -    a bank's investment in affiliates;

     - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

     - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

     - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Generations Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

     Generations Bancshares and Generations Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Generations Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

     PRIVACY. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

     - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

     - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

     - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

     - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions had 180 days from enactment (or until April 25, 2002) to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

     -    the development of internal policies, procedures, and controls;

     -    the designation of a compliance officer;

     -    an ongoing employee training program; and

     -    an independent audit function to test the programs.

     Pursuant to the mandate of the USA PATRIOT Act, the Secretary of the Treasury issued regulations effective April 24, 2002 applicable to financial institutions. Because all federally insured depository institutions are required to have anti-money laundering programs, the regulations provide that a financial institution which is subject to regulation by a "federal functional" is in compliance with the regulations if it complies with the rules of its primary federal regulator governing the establishment and maintenance of anti-money laundering programs.

     In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

     PROPOSED LEGISLATION AND REGULATORY ACTION. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

     EFFECT OF GOVERNMENTAL MONETARY POLICES. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board's power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.


                                  LEGAL MATTERS

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Generations Bancshares.


                                     EXPERTS

     Generations Bancshares' audited financial statements at December 31, 2001, included in this prospectus have been included in reliance on the report of Mauldin & Jenkins, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Generations Bancshares will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will generally continue through at least December 31, 2002 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that Generations Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. Generations Bancshares' fiscal year ends on December 31. Additionally, Generations Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

     Generations Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Generations Bancshares and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may read and copy our Registration Statement, and any other materials filed by us with the Securities and Exchange Commission, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Generations Bancshares, that file electronically with the Securities and Exchange Commission.

     Generations Bancshares and the organizers have filed or will file various applications with the FDIC, the Federal Reserve Bank of Atlanta, and the Georgia Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Generations Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve Bank of Atlanta, and the Georgia Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Generations Bancshares specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                          INDEX TO FINANCIAL STATEMENTS



INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

BALANCE SHEET AS OF DECEMBER 31, 2001. . . . . . . . . . . . . . . . . . . . . .  F-3
STATEMENT OF OPERATIONS FOR THE PERIOD FROM APRIL 16, 2001 (INCEPTION)

TO DECEMBER 31, 2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
STATEMENT OF STOCKHOLDER'S DEFICIT FOR THE PERIOD FROM APRIL 16, 2001

(INCEPTION) TO DECEMBER 31, 2001 . . . . . . . . . . . . . . . . . . . . . . . .  F-5
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM APRIL 16, 2001 (INCEPTION)

TO DECEMBER 31, 2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

NOTES TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .  F-7


BALANCE SHEET AS OF MARCH 31, 2002 (UNAUDITED) . . . . . . . . . . . . . . . . .  F-11
STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002

AND FOR THE PERIOD FROM APRIL 16, 2001 (INCEPTION) TO MARCH 31, 2002 (UNAUDITED)  F-12
STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2002

AND FOR THE PERIOD FROM APRIL 16, 2001 (INCEPTION) TO MARCH 31, 2002 (UNAUDITED)  F-13

NOTES TO FINANCIAL STATEMENTS (UNAUDITED). . . . . . . . . . . . . . . . . . . .  F-14

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

TO  THE  BOARD  OF  DIRECTORS
GENERATIONS  BANCSHARES,  INC.
BLAIRSVILLE,  GEORGIA


          We have audited the accompanying balance sheet of GENERATIONS BANCSHARES, INC., a development stage company, as of December 31, 2001, and the related statements of operations, stockholder's deficit and cash flows for the period April 16, 2001, date of inception, to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


          We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Generations Bancshares, Inc., a development stage company, as of December 31, 2001, and the results of its operations and its cash flows for the period from April 16, 2001, date of inception, to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                   /s/  Mauldin  &  Jenkins,  LLC



Atlanta,  Georgia
January  8,  2002

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                DECEMBER 31, 2001

--------------------------------------------------------------------------------

      ASSETS
   Cash                                                              $   2,252
   Premises and equipment (net of accumulated depreciation of $586)      7,622
   Other assets                                                            125
                                                                     ---------

      TOTAL ASSETS                                                   $   9,999
                                                                     =========
      LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
   Line of credit                                                    $ 169,000
   Organizer advances                                                   55,000
                                                                     ---------
      TOTAL LIABILITIES                                                224,000
                                                                     ---------
STOCKHOLDER'S DEFICIT
   Preferred stock, no par value; 2,000,000 shares
      authorized; no shares issued and outstanding
   Common stock, $1 par value; 10,000,000 shares                             -
      authorized; 1 share issued and outstanding                             1
   Capital surplus                                                       1,814
   Deficit accumulated during the development stage                   (215,816)
                                                                     ---------
      TOTAL STOCKHOLDER'S DEFICIT                                     (214,001)
                                                                     ---------
      TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT                    $   9,999
                                                                     =========

SEE NOTES TO FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS
                FOR THE PERIOD APRIL 16, 2001, DATE OF INCEPTION,
                              TO DECEMBER 31, 2001


--------------------------------------------------------------------------------

EXPENSES
    Personnel expenses                                                    89,000
    Interest expense                                                       3,950
    Equipment and occupancy expenses                                      17,669
    Professional and consulting fees                                      73,158
    Filing and application fees                                           12,070
    Other expenses                                                        19,969
                                                                      ----------
          NET LOSS                                                      $215,816
                                                                      ==========


SEE NOTES TO FINANCIAL STATEMENTS.

                            GENERATIONS BANCSHARES, INC.
                           (A DEVELOPMENT STAGE COMPANY)

                          STATEMENT OF STOCKHOLDER'S DEFICIT
                   PERIOD FROM APRIL 16, 2001, DATE OF INCEPTION,
                                TO DECEMBER 31, 2001



                                 COMMON STOCK                              TOTAL
                               ------------------  CAPITAL  ACCUMULATED  STOCKHOLDER'S
                               SHARES  PAR VALUE   SURPLUS    DEFICIT      DEFICIT
                               ------  ----------  --------  ----------  -------------
BALANCE, APRIL 16, 2001             -  $        -  $      -  $       -   $          -
  (DATE OF INCEPTION)
    Issuance of common stock        1           1         9          -             10
    Net loss                        -           -         -   (215,816)      (215,816)
    Imputed interest costs          -           -     1,805          -          1,805
                               ------  ----------  --------  ----------  -------------
BALANCE, DECEMBER 31, 2001          1  $        1  $  1,814  $(215,816)  $   (214,001)
                               ======  ==========  ========  ==========  =============


SEE NOTES TO FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS
                FOR THE PERIOD APRIL 16, 2001, DATE OF INCEPTION,
                              TO DECEMBER 31, 2001

--------------------------------------------------------------------------------

OPERATING ACTIVITIES
    Net loss                                                          $(215,816)
       Adjustments to reconcile net loss to net cash
          used in operating activities:
       Depreciation                                                         586
       Increase in imputed interest costs                                 1,805
       Other operating activities                                          (125)
                                                                      ----------
            Net cash used in operating activities                      (213,550)
                                                                      ----------
INVESTING ACTIVITIES
    Purchase of equipment                                                (8,208)
                                                                      ----------
            Net cash used in investing activities                        (8,208)
                                                                      ----------
FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                   10
    Proceeds from line of credit                                        169,000
    Proceeds from organizer advances                                     55,000
                                                                      ----------
            Net cash provided by financing activities                   224,010
                                                                      ----------
Net increase in cash                                                      2,252

Cash at beginning of period                                                   -
                                                                      ----------
Cash at end of period                                                 $   2,252
                                                                      ==========

SUPPLEMENTAL DISCLOSURES
   Cash paid for:
      Interest                                                        $   2,145


SEE NOTES TO FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 1. ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
        POLICIES

        ORGANIZATION

          Generations Bancshares, Inc. (the "Company") was incorporated on October 1, 2001, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. The Company intends to acquire 100% of the issued and outstanding capital stock of Generations Bank (In Organization) (the "Bank"), a corporation being organized under the laws of the State of Georgia to conduct a general banking business in Blairsville, Georgia. The organizers filed applications for approval of the organization of the Bank with the Georgia Department of Banking and Finance ("DBF") and also with the Federal Deposit Insurance
          Corporation ("FDIC") for insurance of the Bank's deposits. In addition, the Company will file an application with the Federal Reserve Bank of Atlanta (the 'FRB") and the DBF to become a bank holding company. Upon obtaining approval, the Company will be a registered bank holding company subject to regulation by the FRB and DBF.

          The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business.

          Activities since inception have consisted primarily of the Company's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

        SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION

               The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.

          ORGANIZATION  AND  STOCK  OFFERING  COSTS

               Organization costs have been expensed as incurred in accordance with generally accepted accounting principles. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 1. ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
        POLICIES  (CONTINUED)

        SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          PREMISES AND EQUIPMENT

               Premises and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which is 7 years. The components of premises and equipment at December 31, 2001 is as follows which is net of accumulated depreciation:

                    Office furniture and equipment      $ 6,967
                    Office sign                             655
                                                      ---------
                                                       $  7,622
                                                      =========

          INCOME  TAXES

               The Company will be subject to Federal and state income taxes when taxable income is generated. No income tax benefits have been accrued in the statement of loss due to offsetting valuation allowances against the related deferred tax assets. Deferred tax assets at December 31, 2001 consist entirely of preopening and organization expenses. The total amount of the valuation allowance recorded against these deferred tax assets as of December 31, 2001 is $80,768.

          STOCK  COMPENSATION  PLANS

               Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company will elect to continue with the accounting methodology in Opinion No. 25 for organizer stock warrants and the Company's stock option plan.

               All organizer stock warrants will be issued to organizers who are either directors or employees of the Company or its proposed subsidiary. Thus, under the definition of employee in FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock-Based Compensation, organizer stock warrants will qualify for the accounting methodology in Opinion No. 25.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 1. ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
        POLICIES  (CONTINUED)

        SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          LOSS PER SHARE

               Due to only one organizational share of stock outstanding during the period ended December 31, 2001, basic losses per share is equal to the net loss reported in the accompanying statement of operations.

          FISCAL  YEAR

               The Company will adopt a calendar year for both financial reporting and tax reporting purposes.


NOTE 2.   LINE OF CREDIT

          To facilitate the formation of the Company and the Bank, the organizers have established a $300,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate less .50%, which was equal to 4.25% at December 31, 2001. Interest is payable monthly, and the principal balance is due at maturity on July 31, 2002. The outstanding principal balance at December 31, 2001 was $169,000. The organizers have personally guaranteed repayment of the line of credit. All funds advanced on behalf of the Company and the Bank will be repaid from the proceeds of the common stock offering. The Company's ability to repay these advances and relieve the organizers from their personal guarantees depends upon the completion of the offering.

NOTE 3.   ORGANIZER ADVANCES

          The organizers advanced the Company $55,000 for the purpose of paying organization expenses for the Company and the Bank. The advances are non-interest bearing, however, interest is being imputed on the outstanding advances at a rate of prime less .50% until the offering is completed. Imputed interest totaled $1,805 as of December 31, 2001 and is included in the accompanying statement of operations.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 4.   COMMITMENTS

          The organizers have purchased an option for the lease of the land of the proposed site of the Bank. The option period expires February 1, 2002 but can be extended for three months at a monthly cost of $3,000. The initial monthly lease payment will equal $3,500 and will adjust annually with the Consumer Price Index. The lease term will be 30 years.

          Currently, the organizational office of the Company is being leased on a month-to-month basis at a monthly rate of $1,200. Total rent expense incurred through December 31, 2001 was $10,800.

          The Company has entered into employment agreements with its chief executive officer and president for initial terms of three years. The agreements provide for a base salary, incentive compensation, incentive stock options and other perquisites.


NOTE 5.   COMMON STOCK OFFERING

          The Company is offering a minimum of 770,000 and a maximum of 1,000,000 shares in its initial offering of common stock at an offering price of $10 per share. The Company plans to capitalize the Bank with a minimum of $7,500,000 in order to meet expected regulatory conditions for approval of the Bank's charter.

          Each organizer will be granted one warrant to purchase common stock for each share subscribed to in the offering. However, in no event will the number of outstanding stock warrants exceed 250,000. The warrants will be exercisable over ten years and will be granted at $10 per share. The warrants will vest in one-third annual increments beginning on the first anniversary of the date the Company first issues its common stock.

          Additionally, the Company will sponsor a stock option plan for the purpose of granting stock options to organizers, directors, officers and employees of the Company and the Bank. The Plan will grant incentive stock options and non-qualified stock options depending on the eligibility of the participant. The number of options in the plan will be equal to 15% of the number of shares sold in the stock offering and the term of the stock options will not exceed ten years from the date of grant. A Board appointed Human Resource committee that will have the authority to grant stock option awards under the Plan will administer the plan and determine the terms of each award. In no event will a stock option be granted at a price less than fair market value on the date of grant.

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                 MARCH 31, 2002
                                   (UNAUDITED)

--------------------------------------------------------------------------------

ASSETS
Cash                                                              $   4,330
Premises and equipment (net of accumulated depreciation of $879)      7,329
Deferred stock offering costs                                         7,071
Other assets                                                            115
                                                                  ----------
      TOTAL ASSETS                                                $  18,845
                                                                  ==========
      LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES
   Line of credit                                                   244,500
   Due to organizers                                                 55,000
   Other liabilities                                                  4,504
                                                                  ----------
      TOTAL LIABILITIES                                             304,004
                                                                  ----------
STOCKHOLDER'S DEFICIT
   Preferred stock, no par value; 2,000,000 shares
      authorized; no shares issued and outstanding                        -
   Common stock, $1 par value; 10,000,000 shares
      authorized; 1 share issued and outstanding                          1
   Capital surplus                                                    2,390
   Deficit accumulated during the development stage                (287,550)
                                                                  ----------
      TOTAL STOCKHOLDER'S DEFICIT                                  (285,159)
                                                                  ----------
      TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT                 $  18,845
                                                                  ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 2002 AND
                 PERIOD FROM APRIL 16, 2001, DATE OF INCEPTION,
                                TO MARCH 31, 2002
                                   (UNAUDITED)

------------------------------------------------------------------------

                                      THREE MONTHS       PERIOD FROM
                                          ENDED        APRIL 16, 2001,
                                        MARCH 31,    DATE OF INCEPTION,
                                          2002        TO MARCH 31, 2002
                                      -------------  -------------------
EXPENSES
    Personnel expenses                $      46,825  $           135,825
    Interest                                  2,680                6,630
    Equipment and occupancy expenses         13,718               31,387
    Filing and application fees               2,050               14,120
    Professional and consulting fees          1,895               75,053
    Other expenses                            4,566               24,535
                                      -------------  -------------------
          NET LOSS                    $      71,734  $           287,550
                                      =============  ===================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                GENERATIONS BANCSHARES, INC.
                                (A DEVELOPMENT STAGE COMPANY)

                                   STATEMENTS OF CASH FLOWS
                            THREE MONTHS ENDED MARCH 31, 2002 AND
                        PERIOD FROM APRIL 16, 2001, DATE OF INCEPTION,
                                      TO MARCH 31, 2002
                                         (UNAUDITED)

---------------------------------------------------------------------------------------------

                                                          THREE MONTHS       PERIOD FROM
                                                             ENDED         APRIL 16, 2001,
                                                           MARCH 31,      DATE OF INCEPTION,
                                                              2002        TO MARCH 31, 2002
                                                         --------------  --------------------
OPERATING ACTIVITIES
    Net loss                                             $     (71,734)  $          (287,550)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
        Depreciation                                               293                   879
        Increase in imputed interest costs                         576                 2,381
        (Increase) decrease in other assets                         10                  (115)
        Increase in other liabilities                            4,504                 4,504
                                                         --------------  --------------------
              Net cash used in operating activities            (66,351)             (279,901)
                                                         --------------  --------------------
INVESTING ACTIVITIES
    Purchase of premises and equipment                               -                (8,208)
                                                         --------------  --------------------
              Net cash used in investing activities                  -                (8,208)
                                                         --------------  --------------------
FINANCING ACTIVITIES
    Proceeds issuance of common stock                                -                    10
    Proceeds from line of credit                                75,500               244,500
    Advances from organizers                                         -                55,000
    Increase in deferred stock offering costs                   (7,071)               (7,071)
                                                         --------------  --------------------
              Net cash provided by financing activities         68,429               292,439
                                                         --------------  --------------------
Net increase in cash                                             2,078                 4,330

Cash at beginning of period                                      2,252                     -
                                                         --------------  --------------------
Cash at end of period                                    $       4,330   $             4,330
                                                         ==============  ====================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1.   NATURE  OF  BUSINESS  AND  BASIS  OF  PRESENTATION

          Generations  Bancshares,  Inc.  ("the  Company") was incorporated as a
          Georgia corporation on October 1, 2001 to serve as a bank holding company for Generations Bank (In Organization).

          Since inception, the Company has engaged in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

          The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

          The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

          The results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.

                                                                      APPENDIX A
                                                                      ----------

                             SUBSCRIPTION AGREEMENT



Generations  Bancshares,  Inc.
199-D  Highway  515
Blairsville,  Georgia  30512

Ladies  and  Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Generations Bancshares, Inc. (the "Company") indicated below.

     I have received a copy of the Company's prospectus, dated June __, 2002. In connection with my purchase of the Shares, I understand and agree as follows:

     (1) My purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus.

     (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "The Bankers Bank - Escrow Account for Generations Bancshares, Inc."

     THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 770,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open the Bank, the escrow agent will promptly return all subscription proceeds to me, with any interest earned.



NUMBER OF SHARES
(MINIMUM 200 SHARES):                       ------------------------------------
                          -------
                                            ------------------------------------
TOTAL SUBSCRIPTION PRICE                    PLEASE  PRINT  OR  TYPE  EXACT
(AT $10.00 PER SHARE):                      NAME(S) IN WHICH UNDERSIGNED
                          -------           DESIRES  SHARES  TO  BE  REGISTERED



                                   (CONTINUED)

                                 SUBSTITUTE W-9

     Under the penalty of perjury, I certify that: (A) the Social Security number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

                                 SUBSTITUTE W-9

     Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


---------------------------     ----------------------------------------
DATE                            SIGNATURE(S)*




PRINT ADDRESS:
                                PLEASE INDICATE FORM OF OWNERSHIP YOU DESIRE FOR
---------------------------     THE SHARES (INDIVIDUAL, JOINT TENANTS WITH RIGHT
---------------------------     OF SURVIVORSHIP, TENANTS IN COMMON, TRUST,
---------------------------     CORPORATION, PARTNERSHIP, CUSTODIAN, ETC.)



---------------------------    -----------------------------------------
AREA CODE AND TELEPHONE NO.    SOCIAL SECURITY OR FEDERAL TAXPAYER
                               IDENTIFICATION NO.


TO BE COMPLETED BY THE COMPANY

     Accepted as of                   , 2002, as to                shares.
                    -------------- ---              --------------


GENERATIONS BANCSHARES, INC.


By:
     ------------------------------------------
     Signature


     ------------------------------------------
     Print Name


* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate mane by president or other authorized officer. In case of joint tenants, each joint owner must sign.

================================================================================

Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                            -------------------------
                                 TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
CAUTION REGARDING FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . .     11
THE OFFERING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
WARRANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
  OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . .     35
RELATED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . .     40
DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . .     41
SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS . . . . .     41
SHARES ELIGIBLE FOR FUTURE SALE . . . . . . . . . . . . . . . . . . . . .     46
SUPERVISION AND REGULATION. . . . . . . . . . . . . . . . . . . . . . . .     47
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     56
REPORTS TO SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .     56
ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .     56
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .    F-1
SUBSCRIPTION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .    A-1


Until          , 2002 (40 days after the date of this prospectus), all dealers
      ---------
that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus.


================================================================================

================================================================================




                                  GENERATIONS
                                BANCSHARES, INC.


                            A PROPOSED BANK HOLDING
                                  COMPANY FOR

                                GENERATION BANK
                                (IN ORGANIZATION)

                               MINIMUM OF 770,000
                              MAXIMUM 1,000,000

                             SHARES OF COMMON STOCK



                                -----------------
                                   PROSPECTUS
                                -----------------




                                 JUNE    , 2002
                                      ---

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in specified circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

     In addition, the Registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.00 par value, are as follows:

     Securities and Exchange Commission Registration Fee     $     1,084
     Registrant's Legal Fees and Expenses                         35,000
     Consulting Fees                                              75,000
     Printing and Engraving Expenses                              15,000
     Accounting Fees and Expenses                                  3,500
     Miscellaneous                                                10,416
                                                             -----------
           Total                                             $   140,000
                                                             ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On October 1, 2001 the Registrant issued to David K. George, in a private placement, one share of the Registrant's common stock, $1.00 par value, for an aggregate price of $10.00 in connection with the organization of Generations Bancshares. The sale to Mr. George was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.


EXHIBIT
NUMBER   DESCRIPTION
-------  ----------------------------------------------------------------------------------------

    3.1  Articles of Incorporation+
    3.2  Bylaws+
    4.1  Specimen Common Stock Certificate+
    4.2  See Exhibits 3.1, and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock
    5.1  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP+
    5.2  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP, dated June 26, 2002
   10.1  Lease Option Agreement by and between Generations Bancshares , Inc. and Elams Mill
         Partners, LLC dated September 1, 2001 (lease option for main office property) +
   10.2  Form of Lease Agreement by and between Generations Bancshares, Inc. and Elams Mill
         Partners, LLC (leasehold for main office property)#
   10.3  Form of Escrow Agreement by and between Generations Bancshares, Inc. and The
         Bankers Bank+
   10.4  Promissory Note dated July 31, 2001 executed by Generations Bancshares, Inc. in favor of Nexity Bank and form of Commercial Guaranty+
   10.5  Form of Generations Bancshares, Inc. Organizers' Warrant Agreement*+
   10.6  Generations Bancshares, Inc. 2001 Stock Incentive Plan*+
   10.7  Form of Non-Qualified Option and Form of Incentive Stock Option*+
   10.8  Employment Agreement dated as of October 11, 2001 by and between Generations Bank
         (In Organization), Generations Bancshares, Inc. and David K. George*+
   10.9  [Reserved]
  10.10  Employment Agreement dated as of June 3, 2002 by and between Generations Bank (In
         Organization), Generations Bancshares, Inc. and David K. George (replacing the
         Employment Agreement at Exhibit 10.8)*#
  10.11  Employment Agreement dated of June 3, 2002 by and between Generations Bank (In
         Organization), Generations Bancshares, Inc. and John D. Carini*#
  10.12  Amendment to Option Agreement by and between Generations Bancshares, Inc. and
         Elams Mill Partners, LLC dated June 5, 2002 (amending the Lease Option Agreement at
         Exhibit 10.1)#
   23.1  Consent of Mauldin & Jenkins, LLC dated March 8, 2002+
   23.2  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)+
   23.3  Consent of Mauldin & Jenkins, LLC dated June 10, 2002
   23.4  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.2)
   23.5  Consent of Mauldin & Jenkins, LLC dated June 26, 2002
   24.1  Power of Attorney (appears on the signature pages to the Registration Statement on Form
         SB-2)+
   99.1  Subscription Agreement (see Appendix A of the Prospectus)

*    Indicates a compensatory plan or contract.
+ Previously filed as an exhibit of the same number to the Registration Statement on Form SB-2, as filed with the SEC on March 11, 2002.
# Previously filed as an exhibit of the same number to Amendment No.1 to the Registration Statement on Form SB-2, as filed with the SEC on June 10, 2002.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement Amendment to be signed on its behalf by the undersigned in the City of Blairsville, State of Georgia, on June 26, 2002.

                                          GENERATIONS BANCSHARES, INC.


                                          By:   /s/ David K. George
                                              ---------------------------------
                                              David K. George
                                              President



     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


        SIGNATURE                     TITLE                  DATE
        ---------                     -----                  ----
/s/ John D. Carini           Chief Executive Officer*    June 26, 2002
---------------------------
John D. Carini

/s/ David K. George          President **                June 26, 2002
---------------------------
David K. George


/s/ James Leon Burrell+      Director                    June 26, 2002
---------------------------
James Leon Burrell, Jr.

/s/ Teresa Lene Colditz+     Director                    June 26, 2002
---------------------------
Teresa Lene Colditz

/s/ Lon Allen Dillard+       Director                    June 26, 2002
---------------------------
Lon Allen Dillard

/s/ Jeffrey Hollister Hall+  Director                    June 26, 2002
---------------------------
Jeffrey Hollister Hall

/s/ Frederick D. Mann+       Director                    June 26, 2002
---------------------------
Frederick D. Mann


                                      II-4

---------------------------  Director
T. Kenneth Kilpatrick


/s/ Timothy A. Nelson+       Vice Chairman of the Board  June 26, 2002
---------------------------
Timothy A. Nelson

/s/ Robert M. Thomas, Jr.+   Chairman of the Board       June 26, 2002
---------------------------
Robert M. Thomas, Jr.

/s/ John Mark Turner+        Director                    June 26, 2002
---------------------------
John Mark Turner

---------------
*    Principal executive officer.
**   Principal financial and accounting officer.



     +By:   /s/ David K. George
          -----------------------
            David K. George
            Attorney-In-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
-------  ----------------------------------------------------------------------------------------
    3.1  Articles of Incorporation+
    3.2  Bylaws+
    4.1  Specimen Common Stock Certificate+
    4.2  See Exhibits 3.1, and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock
    5.1  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP+
    5.2  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP, dated June 26, 2002
   10.1  Lease Option Agreement by and between Generations Bancshares , Inc. and Elams Mill
         Partners, LLC dated September 1, 2001 (lease option for main office property) +
   10.2  Form of Lease Agreement by and between Generations Bancshares, Inc. and Elams Mill
         Partners, LLC (leasehold for main office property)#
   10.3  Form of Escrow Agreement by and between Generations Bancshares, Inc. and The
         Bankers Bank+
   10.4  Promissory Note dated July 31, 2001 executed by Generations Bancshares, Inc. in favor of Nexity Bank and form of Commercial Guaranty+
   10.5  Form of Generations Bancshares, Inc. Organizers' Warrant Agreement*+
   10.6  Generations Bancshares, Inc. 2001 Stock Incentive Plan*+
   10.7  Form of Non-Qualified Option and Form of Incentive Stock Option*+
   10.8  Employment Agreement dated as of October 11, 2001 by and between Generations Bank
         (In Organization), Generations Bancshares, Inc. and David K. George*+
   10.9  [Reserved]
  10.10  Employment Agreement dated as of June 3, 2002 by and between Generations Bank (In
         Organization), Generations Bancshares, Inc. and David K. George (replacing the
         Employment Agreement at Exhibit 10.8)*#
  10.11  Employment Agreement dated of June 3, 2002 by and between Generations Bank (In
         Organization), Generations Bancshares, Inc. and John D. Carini*#
  10.12  Amendment to Option Agreement by and between Generations Bancshares, Inc. and
         Elams Mill Partners, LLC dated June 5, 2002 (amending the Lease Option Agreement at
         Exhibit 10.1)#
   23.1  Consent of Mauldin & Jenkins, LLC dated March 8, 2002+
   23.2  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)+
   23.3  Consent of Mauldin & Jenkins, LLC dated June 10, 2002
   23.4  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.2)
   23.5  Consent of Mauldin & Jenkins, LLC dated June 26, 2002
   24.1  Power of Attorney (appears on the signature pages to the Registration Statement on Form
         SB-2)+
   99.1  Subscription Agreement (see Appendix A of the Prospectus)

*    Indicates a compensatory plan or contract.
+ Previously filed as an exhibit of the same number to the Registration Statement on Form SB-2, as filed with the SEC on March 11, 2002.
# Previously filed as an exhibit of the same number to Amendment No.1 to the Registration Statement on Form SB-2, as filed with the SEC on June 10, 2002.